UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

 Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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InnerWorkings, Inc.

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InnerWorkings, Inc.
600 West Chicago Avenue, Suite 850
Chicago, Illinois 60654

April 13, 2017

To Our Stockholders:

On behalf of the Board of Directors and management, we cordially invite you to attend the annual meeting of stockholders to be held on Thursday, June 1, 2017, at 11:00 a.m., Central Time, at our corporate headquarters, 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654.

The following pages contain the formal notice of the annual meeting, the proxy statement and the proxy card. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

The purpose of the meeting is to consider and vote upon proposals to (i) elect seven directors who have been nominated for election, (ii) approve, on an advisory, non-binding basis, the compensation of our named executive officers, (iii) approve, on an advisory, non-binding basis, the frequency of the advisory vote on executive compensation, and (iv) ratify the appointment of our independent registered public accounting firm for 2017. In addition to the specific items to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

We are pleased to again take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of our annual meeting. The proxy statement contains instructions on how you can request a paper copy of the proxy statement and annual report.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by mail if you request a proxy card in writing. Instructions regarding these methods of voting are contained on the notice regarding the availability of proxy materials for the annual meeting of stockholders to be held on June 1, 2017.

We look forward to seeing you at the meeting.

Sincerely yours,

Jack M. Greenberg Chairman of the Board	Eric D. Belcher Chief Executive Officer, President and Director

Notice of 2017 Annual Meeting of Stockholders
600 West Chicago Avenue, Suite 850
Chicago, Illinois 60654
June 1, 2017, 11:00 a.m., Central Time
April 13, 2017

Fellow stockholders:

Notice is hereby given that the annual meeting of the stockholders of InnerWorkings, Inc. (the “Company”), a Delaware corporation, will be held on Thursday, June 1, 2017 at 11:00 a.m., Central Time, at our corporate headquarters, 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654 for the following purposes:

•	to elect seven members of the Board of Directors to serve until the 2018 annual meeting of stockholders or until their respective successors are elected and qualified;

•	to approve, on an advisory, non-binding basis, the compensation of our named executive officers;

•	to approve, on an advisory, non-binding basis, the frequency of the advisory vote on executive compensation; and

•	to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017.

These items of business, including the nominees for director, are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on April 6, 2017 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

All stockholders are cordially invited to attend the annual meeting in person. However, whether or not you plan to attend the annual meeting in person, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you submit your proxy and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Only stockholders of record as of the close of business on April 6, 2017 are entitled to receive notice of, and to attend and to vote at, the meeting. We look forward to seeing you at the annual meeting.

By Order of the Board of Directors,

Ronald C. Provenzano
General Counsel & Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on June 1, 2017

Our Proxy Statement and 2016 Annual Report are available at http://www.proxyvote.com. You may also request hard copies of these documents free of charge by writing to:

Investor Relations
InnerWorkings, Inc.
600 West Chicago Avenue, Suite 850
Chicago, Illinois 60654

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

Date, Time and Location:	June 1, 2017 at 11:00 a.m. Central Time, 600 West Chicago Avenue, Chicago, Illinois 60654
Record Date:	April 6, 2017

Items to be Voted on at the 2017 Annual Meeting of Stockholders

	Proposal	Board of Directors’ Recommendation
•	Elect seven members of the Board of Directors to serve until the 2018 annual meeting of stockholders or until their respective successors are elected and qualified.	FOR
•	Approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers.	FOR
•	Approve, on an advisory, non-binding basis, the frequency of the advisory vote on executive compensation.	EVERY YEAR
•	Ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017.	FOR
Director Nominees

Name	Director Since	Independent	Other Public Boards(1)	Committee Memberships
				AC	CC	NCG
Jack M. Greenberg (Chairman of the Board)	2005	Yes	2		M	M
Eric D. Belcher (Chief Executive Officer)	2009	No	—
Charles K. Bobrinskoy	2008	Yes	—	C, F	M
David Fisher	2011	Yes	2	M	M
J. Patrick Gallagher, Jr.	2011	Yes	1		C	M
Julie M. Howard	2012	Yes	2	M	M	M
Linda S. Wolf	2006	Yes	1	M	M	C

(1)	Other Public Boards reflects directorships as of date of this proxy statement.

AC	Audit Committee	C	Chair	NCG	Nominating and Corporate Governance Committee
CC	Compensation Committee	M	Member	F	Financial expert

Corporate Governance and Compensation Practices

Governance

•	All directors except the CEO are independent (see pages 10, 12)
•	All directors are elected annually (see page 10)
•	Directors are elected by majority vote, with plurality standard for contested elections (see page 10)
•	The roles of Chairman of the Board and CEO are currently separate (see page 10)
•	No shareholder rights plan or poison pill (see page 10)
•	No cumulative voting (see page 1)
•	Proactive stockholder governance outreach (see pages 12-13, 26)
•	Published corporate governance guidelines summarizing key governance practices (see page 10)

Compensation

•	Pay for performance approach (see pages 18 – 24)
•	Independent compensation committee and independent compensation consultant (see pages 10-11, 19)
•	Directors and officers subject to stock ownership guidelines and stock holding policy (see pages 25, 38)
•	Policy against hedging/pledging (see page 26)
•	Long-term focus and stockholder alignment through equity compensation (see pages18 - 24)
•	No problematic pay practices, such as excise tax gross-up provisions (see page 19)
•	No “single trigger” change in control severance arrangements (see page 19)

Proxy Statement for the Annual Meeting of Stockholders of

INNERWORKINGS, INC.

To Be Held on Thursday, June 1, 2017

600 West Chicago Avenue, Suite 850
Chicago, Illinois 60654

PROXY STATEMENT

This proxy statement and enclosed proxy card are being furnished commencing on or about April 21, 2017 in connection with the solicitation by the Board of Directors of InnerWorkings, Inc., a Delaware corporation. In this proxy statement, we refer to InnerWorkings, Inc. as the “Company,” “we,” “our” or “us” and the Board of Directors as the “Board.” We are sending the proxy materials because the Board is seeking your permission (or proxy) to vote your shares at the annual meeting of stockholders on your behalf. This proxy statement presents information that is intended to help you in reaching a decision on voting your shares of common stock. Only stockholders of record at the close of business on April 6, 2017, the record date, are entitled to vote at the meeting, with each share entitled to one vote. We have no other voting securities.

Annual Meeting Information

Date and Location.  We will hold the annual meeting on Thursday, June 1, 2017 at 11:00 a.m., Central Time, at our corporate headquarters at 600 West Chicago Avenue, Suite 850, Chicago, Illinois, 60654.

Admission.  Only record or beneficial owners of the Company’s common stock or their proxies may attend the annual meeting in person. When you arrive at the annual meeting, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Voting Information

Record Date.  The record date for the annual meeting is April 6, 2017. You may vote all shares of the Company’s common stock that you owned as of the close of business on that date. Each share of common stock entitles you to one vote on each item to be voted on at the annual meeting. Cumulative voting is not permitted. On the record date, 53,077,530 shares of our common stock were outstanding. We need a majority of the shares of common stock outstanding on the record date, represented in person or by proxy, to hold the annual meeting.

Confidential Voting.  Your vote is confidential and will not be disclosed to any officer, director or employee, except in certain limited circumstances, such as when you request or consent to disclosure.

Vote by Proxy.  If your shares of common stock are held in your name, you can vote your shares on items presented at the annual meeting or by proxy. There are three ways to vote by proxy:

1.	By Telephone — Stockholders can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

2.	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

3.	By Mail — You can vote by mail by signing, dating and mailing a proxy card that you request in writing.

Submitting Voting Instructions for Shares Held Through a Broker.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker, bank or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting with proper evidence of stock holdings, such as a recent brokerage account or bank statement. Street name stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your broker and present it at the annual meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares in certain cases. Brokers may vote your shares as described below.

•
Non-discretionary Items.  All items, other than the ratification of the appointment of the Company’s independent registered public accounting firm, are “non-discretionary” items. It is critically important that you submit your voting instructions if you want your shares to count for non-discretionary items, such as the election of directors. Your shares will remain unvoted for such items if your broker does not receive instructions from you.

•
Discretionary Item.  The ratification of the appointment of the Company’s independent registered public accounting firm is a “discretionary” item. Brokers that do not receive instructions from beneficial owners may vote uninstructed shares in their discretion.

In order to carry on the business of the meeting, we must have a quorum. This means that stockholders representing at least a majority of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum but broker non-votes are not considered “present” for purposes of voting on non-discretionary items, such as the election of directors. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Revoking Your Proxy.  You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to Ronald C. Provenzano, Corporate Secretary, InnerWorkings, Inc., 600 West Chicago Avenue, Suite 850, Chicago, Illinois, 60654; (2) submitting a later-dated proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting in person at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote in person at the meeting.

Votes Required to Elect Directors.  In order to be elected, director nominees must receive the affirmative vote of a majority of the votes cast in the election of directors. In other words, a nominee for director must receive more votes “FOR” his or her election than votes “AGAINST” such nominee. The size of the Board is currently set at seven members.

Votes Required to Adopt Other Proposals.  The approval, on an advisory, non-binding basis, of the compensation of our named executive officers and the ratification of Ernst & Young LLP’s appointment as independent registered public accounting firm require the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon. The approval, on an advisory, non-binding basis, of the frequency of the advisory vote on executive compensation will be determined based on a plurality of the votes cast, meaning that the option that receives the most votes will be recommended by stockholders.

“Abstaining” and “Broker Non-Votes.”  You may “abstain” from voting for any nominee in the election of directors and on the other proposals. Shares “abstaining” from voting on any proposal will be counted as present at the annual meeting for purposes of establishing the presence of a quorum. Your abstention will have no effect on the election of directors and will have the effect of a vote against the approval, on an advisory, non-binding basis, of the compensation of our named executive officers and against the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm. Your abstention will have no effect on the vote to approve, on an advisory, non-binding basis, the frequency of the advisory vote to approve executive compensation. Broker non-votes will have no effect on the election of directors, the approval, on an advisory, non-binding basis, of the compensation of our named executive officers, and the approval, on an advisory, non-binding basis, of the frequency of the advisory vote on executive compensation. There will be no broker non-votes with respect to the ratification of Ernst & Young LLP’s appointment as independent registered public accounting firm, as it is a discretionary item.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

Nominees

The size of the Board is currently set at seven members. At the annual meeting, the stockholders will elect seven directors to serve until the 2018 annual meeting of stockholders or until their respective successors are elected and qualified. All of our nominees are currently directors. Any director vacancy occurring after the election may be filled by a majority vote of the remaining directors. In accordance with the Company’s Bylaws, a director appointed to fill a vacancy will be appointed to serve until the next annual meeting of stockholders.

We use a majority voting standard to elect directors in uncontested director elections. The date for determining if an election is contested or uncontested has been set at 14 days before the Company files its definitive proxy statement. This procedure is intended to clarify whether directors will be elected under a majority or plurality standard prior to soliciting proxies. Accordingly, assuming a quorum is present, in order to be elected in an uncontested election such as this one, director nominees must receive the affirmative vote of a majority of the votes cast in the election of directors. In other words, a director nominee must receive more votes “FOR” his or her election than votes “AGAINST” such nominee. Our Corporate Governance Guidelines require that prior to each annual stockholder meeting, incumbent directors submit a contingent resignation in writing to the Chairman of the Nominating and Corporate Governance Committee to become effective only if the director receives a greater number of votes “AGAINST” his or her election than votes “FOR” his or her election. Following the stockholder vote, the Nominating and Corporate Governance Committee will promptly consider the resignation submitted by such director and will recommend to the Board whether to accept or reject the tendered resignation. In considering whether to accept or reject the tendered resignation, the Committee will consider all factors deemed relevant by its members. The Board will act on the Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting where the election occurred. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board deems to be relevant. Any director who tenders his or her resignation pursuant to our Corporate Governance Guidelines will not participate in the Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation.

All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this proxy statement, the Board has no reason to believe that any of the director nominees named herein will be unable or unwilling to serve as a director if elected.

The Company believes that its Board, as a whole, should encompass a range of talent, skill, diversity, experience and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. In addition to considering a candidate’s background, experience and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our business. Although the Company does not have a formal policy with regard to the consideration of diversity in identifying candidates, the Nominating and Corporate Governance Committee strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company’s business. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. The Company’s policy is to have at least a majority of our directors qualify as “independent directors” as defined in the rules of NASDAQ. Currently, six of our seven directors are independent.

The Nominating and Corporate Governance Committee seeks candidates with strong reputations and experience in areas relevant to the strategy and operations of the Company, particularly in industries and growth segments that the Company serves, as well as key geographic markets where it operates. Each of the director nominees holds or has held senior positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, financial reporting, corporate governance, risk management and leadership development. Each of our directors also has experience serving on boards of directors and committees of other organizations.

The Nominating and Corporate Governance Committee also believes that each of the nominees has the experience, expertise, integrity, sound judgment and ability to engage management in a collaborative fashion to collectively comprise an effective Board. In addition, the Nominating and Corporate Governance Committee believes that each of the nominees are committed to devoting significant time and energy to service on the Board and its committees.

The Company’s Bylaws provide that the number of directors that shall constitute the Board shall not be less than three nor more than fifteen. The size of the Board is currently set at seven members.

The names of the director nominees, their ages as of April 13, 2017, their recent employment or principal occupation, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, and their period of service as an InnerWorkings director are set forth below.

Name	Age	Position
Jack M. Greenberg(2)(3)	74	Chairman of the Board
Eric D. Belcher	48	Chief Executive Officer, President and Director
Charles K. Bobrinskoy(1)(2)	57	Director
David Fisher(1)(2)	47	Director
J. Patrick Gallagher, Jr.(2)(3)	65	Director
Julie M. Howard(1)(2)(3)	54	Director
Linda S. Wolf(1)(2)(3)	69	Director

(1)	Current member of our Audit Committee.

(2)	Current member of our Compensation Committee.

(3)	Current member of our Nominating and Corporate Governance Committee.

DIRECTOR NOMINEES

Jack M. Greenberg has served on our Board since October 2005 and has served as the non-executive Chairman of the Board since June 2010. Mr. Greenberg currently serves as the Chairman of The Western Union Company and as the Chairman of Quintiles Transnational. He retired as Chairman and Chief Executive Officer of McDonald’s Corporation, a publicly traded global food service retailer, at the end of 2002. He had served as McDonald’s Chairman since May 1999, and as its Chief Executive Officer since August 1998. Mr. Greenberg served as McDonald’s President from August 1998 to May 1999, and as its Vice-Chairman from December 1991 to August 1998. He also served as Chairman from October 1996, and Chief Executive Officer, from July 1997, of McDonald’s USA until August 1998. Before joining McDonald’s, Mr. Greenberg was a Partner and Director of Tax Services for both the Midwest Region and Chicago office of Arthur Young & Company, and served on the firm’s management committee. He is a member of the American Institute of Certified Public Accountants, the Illinois CPA Society, and the Chicago Bar Association. He also served as a Director of The Allstate Corporation, and Hasbro, Inc. until 2015. Mr. Greenberg’s civic involvement includes service as the Chairman of the Metropolitan Pier & Exposition Authority (MPEA), the public agency which owns McCormick Place and Navy Pier, and service on the board of Choose Chicago, DePaul University, where he previously served as Chairman, the Institute of International Education, the Field Museum, and Navy Pier, Inc. Mr. Greenberg is a graduate of DePaul University’s School of Commerce and School of Law. Mr. Greenberg’s various leadership positions, including Chief Executive Officer of a major global corporation, brings to the Board extensive management experience and economics expertise and strengthens the Board’s global perspective. In addition to Mr. Greenberg’s significant public company experience, he is a certified public accountant and an attorney, which provides additional value and perspective to the Board.

Eric D. Belcher has served on our Board and as our Chief Executive Officer since January 2009. Prior to his appointment as Chief Executive Officer, Mr. Belcher served as our President since April 2008 and our Chief Operating Officer from December 2006 to December 2008. From May 2005 to December 2006, Mr. Belcher served as our Executive Vice President of Operations. Mr. Belcher served as Chief Operating Officer from March 2003 to June 2005 and as Chief Financial Officer from April 2001 to March 2003 of MAN Roland Inc., a printing equipment manufacturer and distributor. From 1995 to 2000, he led project teams at Marakon Associates, an international management consulting firm. Mr. Belcher holds a bachelor’s degree from Bucknell University and a Masters in Business Administration from the University of Chicago Booth School of Business. He currently serves on the Advisory Board for the Polsky Center for Entrepreneurship at Chicago Booth. As Chief Executive Officer of the Company, Mr. Belcher brings to the Board the critical link to management’s perspective in Board discussions regarding the business and strategic direction of the Company and an extensive understanding of InnerWorkings’ business through his ten years of service to the Company.

Charles K. Bobrinskoy has served on our Board since August 2008. Mr. Bobrinskoy is currently Vice Chairman, Head of Investment Group at Ariel Investments, a global financial institution. Additionally, he is a Portfolio Manager of Ariel Focus Fund, a concentrated portfolio investing in mid-to-large cap companies. Prior to Ariel, Mr. Bobrinskoy spent 21 years as an investment banker at Salomon Brothers, a global financial institution, and its successor company, Citigroup, a global financial institution, where he held many leadership positions, most recently Managing Director and Head of North American Investment Banking

Branch Offices. In addition to his work at Ariel, Mr. Bobrinskoy serves on the boards of the Museum of Science and Industry, La Rabida Children’s Foundation, the Big Shoulders Fund, and Lakeshore Athletic Club. He is also a member of the Executive Committee of the Commercial Club of Chicago. He is a member of the Economic Club of Chicago and is a Henry Crown Fellow of the Aspen Institute. He holds a bachelor’s degree from Duke University and a Masters in Business Administration from the University of Chicago Booth School of Business. Mr. Bobrinskoy’s extensive financial knowledge obtained through his various leadership positions within global financial institutions brings valuable perspectives to the Company in connection with its financial strategies and reporting, particularly in his role as Chairman and financial expert of the Board’s Audit Committee.

David Fisher has served on our Board since November 2011. Mr. Fisher is currently Chairman and Chief Executive Officer of Enova International, Inc., a global consumer lending company. He has served as Enova’s Chief Executive Officer since January 2013. From September 2011 through February 2012, Mr. Fisher served as both President of optionsXpress online brokerage, which was acquired by The Charles Schwab Corporation, a leading provider of financial services, in September 2011, and as Senior Vice President of Derivatives at The Charles Schwab Corporation. From 2007 until the acquisition, Mr. Fisher served as Chief Executive Officer and a member of the optionsXpress Board of Directors. Mr. Fisher is a member of the Board of Directors of GrubHub, Inc. and serves as chairman of its audit committee and a member of its compensation committee. From January 2008 through October 2011, Mr. Fisher served as a member of the Board of Directors of CBOE Holdings, Inc. From 2001 through 2004, Mr. Fisher served as Chief Financial Officer at Potbelly Sandwich Works. Mr. Fisher also served as Chief Financial Officer of RBC Mortgage from 2000 through 2001 and of Prism Financial from December 1998 through January 2001. Mr. Fisher is also a member of the Board of Trustees for the Museum of Science and Industry. Mr. Fisher received his bachelor’s degree in Finance from the University of Illinois at Champaign and his Juris Doctor from Northwestern University School of Law. Mr. Fisher’s experience as Chief Executive Officer of a public company and his previous years of service as the Chief Financial Officer of several organizations provides valuable financial knowledge and valuable insight on reporting to the Board as well as to the Company’s Audit Committee on which he serves.

J. Patrick Gallagher, Jr. has served on our Board since August 2011. Mr. Gallagher is currently Chairman, President and Chief Executive Officer of Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm. He began his career with Gallagher in 1974. In addition to his corporate responsibilities, Mr. Gallagher serves on the boards of the American Institute for Chartered Property Casualty Underwriters and the International Insurance Foundation. He also serves on the Advisory Council for Boys Hope/Girls Hope and the Board of Advisors for Catholic Charities. He is a member of the Economic Club of Chicago, the Executive Club of Chicago and the Commercial Club of Chicago. Mr. Gallagher holds a Bachelor of Arts in Government from Cornell University. Mr. Gallagher’s 19 years as the Chief Executive Officer of a publicly-listed services business provides valuable insight and perspective to the Company.

Julie M. Howard has served on our Board since October 2012. Ms. Howard is currently Chairman and Chief Executive Officer of Navigant Consulting, Inc. Prior to becoming Chief Executive Officer of Navigant Consulting in March 2012, Ms. Howard served as President beginning in 2006 and Chief Operating Officer beginning in 2003. Ms. Howard serves on the Board of Directors of ManpowerGroup Inc., including its Nominating and Governance Committee. Ms. Howard also serves as a member of the Medical Center Board for Lurie Children's Hospital. Ms. Howard formerly served on the Board of Directors for Kemper Corporation, including service on its Audit, Compensation and Nominating and Governance Committees, the Board of Directors for the Association of Management Consulting Firms, the Dean's Advisory Board of the Business School at the University of Wisconsin-Madison, and the Board of Governors for the Metropolitan Planning Council of Chicago. Ms. Howard is a founding member and serves on the board of the Women’s Leadership and Mentoring Alliance. Ms. Howard holds a Bachelor of Science in Finance from the University of Wisconsin. She has also participated in Harvard Business School Executive Education programs and completed the Corporate Governance program at Stanford University. Ms. Howard’s business experience and involvement with strategic and operational programs, development of growth and profitability initiatives and regular interaction with a wide range of corporate constituents contributes unique perspectives and skill sets to the Board in its oversight of the Company’s business and its respective strategic initiatives.

Linda S. Wolf has served on our Board since November 2006. Ms. Wolf retired as Chairman and Chief Executive Officer of Leo Burnett Worldwide, a global advertising agency, in April 2005. She had served as Leo Burnett Worldwide’s Chairman and Chief Executive Officer since January 2001 and as President of Leo Burnett USA from July 1996 to December 2000. From March 1992 to June 1996, she was an Executive Vice President responsible for Business Development at Leo Burnett USA. Ms. Wolf joined the Board of Directors of Wal-Mart Stores Inc. in 2005. She is the Chairperson on its Compensation, Nominating and Governance Committee and also serves on its Technology and eCommerce Committee. Ms. Wolf joined the Board of Wrapports LLC in 2012. She is a trustee for investment funds advised by the Janus Capital Group Inc. She is also a director of Lurie Children’s Hospital, The Chicago Council on Global Affairs, the Chicago Community Trust and the Rehabilitation Institute of Chicago. Ms. Wolf holds a bachelor’s degree from Ohio Wesleyan University. As a former senior executive of a global advertising agency, Ms. Wolf brings to the Board extensive senior executive and global leadership experience, including business development, marketing, operations and strategic planning. Ms. Wolf also strengthens the Board’s global perspective and governance expertise.

Required Vote

A nominee for director must receive more votes “FOR” his or her election than votes “AGAINST” such nominee as described above.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Proposal 2: Advisory Approval of Named Executive Officer Compensation

Under Section 14A of the Securities Exchange Act of 1934, enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is providing a stockholder advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in our Compensation Discussion and Analysis, related compensation tables, and other related material under the compensation disclosure rules of the Securities and Exchange Commission, as set forth in this proxy statement. At our 2011 annual meeting, a majority of votes cast by stockholders approved a three-year frequency for the stockholder advisory vote to approve executive compensation. Our last stockholder advisory vote on executive compensation was held at our 2014 annual meeting, and holders of approximately 97% of our shares voted at that meeting approved our executive compensation.

The Company maintains executive compensation and governance best practices and a long-term, pay-for-performance approach, as described more fully in the Compensation Discussion and Analysis section of this proxy statement. These practices include eliminating all “single trigger” or “modified single trigger” change in control severance benefits, the Compensation Committee’s retention of an independent compensation consultant, stock ownership guidelines for our executive officers and directors, no excise tax gross-up provisions, and prohibition of hedging transactions and pledging of our stock by our executive officers and directors.

This vote will not be binding on or overrule any decisions by our Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of our stockholders to make proposals related to executive compensation for inclusion in proxy materials. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Our Board of Directors has determined to ask our stockholders to vote on the Company’s executive pay programs and policies through the following resolution:

“RESOLVED, that the stockholders approve the Company’s compensation of its named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which includes the Compensation Discussion and Analysis, the compensation tables, and related material).”

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve this proposal.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Proposal 3: Advisory Approval of Frequency of Advisory Approval of Executive Compensation

Under Section 14A of the Securities Exchange Act of 1934, enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is providing stockholders with the opportunity to cast an advisory vote to determine whether the stockholder vote to approve the Company’s executive compensation will occur every one, two, or three years. Stockholders may also abstain from voting. At our 2011 annual meeting, stockholders previously supported, and the Board of Directors adopted, a three-year frequency for this advisory vote.

After careful consideration, our Board of Directors believes that holding an advisory vote on executive compensation every year is the appropriate frequency for the Company and its stockholders at this time and recommends that stockholders vote for future advisory votes on executive compensation to occur on an annual basis. While our executive compensation programs are designed to promote a long-term connection between pay and performance, our Board of Directors recognizes that executive compensation decisions and disclosures are made annually. Holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation decisions. We believe that holding an annual advisory vote on executive compensation is consistent with our practice of seeking input from and engaging in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Regardless of the frequency of the advisory vote, our stockholders may communicate with our Board of Directors at any time, using the communication methods set forth in this proxy statement. Finally, our directors have been and will continue to be closely engaged with our stockholders, and are elected on an annual basis for one-year terms. As such, the advisory vote on executive compensation is one of multiple ways in which stockholders may communicate with our Board of Directors regarding the Company’s executive compensation programs.

This vote will not be binding on or overrule any decisions by our Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board of Directors, and will not restrict or limit the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. This vote is not to approve or disapprove our Board of Directors’ recommendation. However, our Board will take into account the outcome of the vote when considering the frequency of stockholder approval of the Company’s executive compensation.

Required Vote

The option that receives the most votes (one year, two years or three years) will be deemed to be the choice of stockholders.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE FOR THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION TO OCCUR EVERY “ONE YEAR.”

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since March 2006 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. In the event that ratification of this selection is not approved by the affirmative vote of the holders of a majority of the shares of common stock of the Company represented at the annual meeting in person or by proxy and entitled to vote on the item, the Audit Committee and the Board of Directors will review the Audit Committee’s future selection of an independent registered public accounting firm.

Representatives of Ernst & Young LLP will be present at the annual meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Summary of Corporate Governance Practices

We are committed to high standards of ethical and business conduct and strong corporate governance practices. This commitment is highlighted by the practices described below as well as the Corporate Governance Guidelines contained on our website at www.inwk.com on the “Investor” page under the link “Corporate Governance.” In addition, we engage in shareholder outreach activities, which have informed our Board’s decisions concerning governance and related practices, as described below.

•	Our directors are elected annually by majority vote for one year terms.

•	A nominee for director must receive more votes “FOR” his or her election than votes “AGAINST” such director.

•	We currently separate the roles of Chairman of the Board and Chief Executive Officer.

•	Our Board and its committees have an advisory role in risk oversight for the Company.

•	Six of our seven director nominees are independent.

•
Each of our key Board committees (Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee) is comprised entirely of independent directors and operates under a written charter.

•	We do not currently have in place, nor have we ever had, a shareholder rights plan, commonly known as a “poison pill.”

Board Leadership Structure

Our Board is led by an independent Chairman, Jack M. Greenberg. We believe that the current Board leadership structure for the Company is appropriate in light of the differences between the roles of Chairman of the Board and Chief Executive Officer. The Chief Executive Officer is responsible for setting the strategic direction of the Company and for the day-to-day leadership and performance of the Company, whereas the Chairman of the Board provides guidance to the Chief Executive Officer, is responsible for chairing Board meetings, including executive sessions with Board members, and advising on agenda topics and corporate governance matters. We have had this leadership structure since our inception; however, the Board recognizes that other leadership structures could be appropriate depending on the circumstances and, therefore, regularly re-evaluates this structure.

Board of Directors Role in Risk Oversight

Our Board and its committees have an advisory role in risk oversight for the Company. Company management maintains primary responsibility for the risk management of the Company, however, the Audit Committee and the Board review a risk assessment of the Company on a regular basis. While it is not possible to identify and mitigate all potential risks, the Board relies on the representations of management, the external audit of the financial information, the Company’s systems of internal controls and the historically conservative practices of the Company to provide comfort on the Company’s ability to manage its risks. Management’s discussion of current risk factors are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Meetings and Committees of the Board of Directors

During 2016, the Board held five meetings. During 2016, each director attended at least 75% of the aggregate of the total number of meetings of the Board held during the period in which he or she was a director and the total number of meetings held by all of the committees of the Board on which he or she served, except that directors J. Patrick Gallagher, Jr. and Julie M. Howard attended 71% and 68% of all meetings, respectively. The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. The Audit, Compensation and Nominating and Corporate Governance Committees were formally established in August 2006 in connection with the Company’s initial public offering and operate under written charters adopted by the Board. The Executive Committee was established in April 2010.

Audit Committee.  Charles K. Bobrinskoy, David Fisher, Julie M. Howard and Linda S. Wolf serve on the Audit Committee. Mr. Bobrinskoy serves as the chairman of our Audit Committee and, subject to his re-election to serve an additional one-year term, the Board has elected Mr. Bobrinskoy to continue as chairman of the Audit Committee. The Audit Committee is composed of independent non-employee directors and is responsible for, among other things, supervising internal audit and reviewing internal financial controls and accounting principles to be employed in the preparation and review of our financial statements. In addition, the Audit Committee has authority to engage public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. Charles K. Bobrinskoy is our Audit Committee financial expert under the SEC rule implementing Section 404 of the Sarbanes-Oxley Act of 2002. During 2016, the Audit Committee held five meetings.

Compensation Committee.  Charles K. Bobrinskoy, David Fisher, J. Patrick Gallagher, Jr., Jack M. Greenberg, Julie M. Howard and Linda S. Wolf serve on the Compensation Committee. Mr. Gallagher serves as the chairman of our Compensation

Committee and, subject to his re-election to serve an additional one-year term, the Board has elected Mr. Gallagher to continue as chairman of the Compensation Committee. The Compensation Committee is composed of independent non-employee directors, each of whom is an “independent director” as required by the applicable listing standards of NASDAQ (including the specific independence requirements for compensation committee members), and is responsible for, among other things, reviewing and approving compensation of our Chief Executive Officer and our other executive officers. Additionally, the Compensation Committee reviews and recommends to our Chief Executive Officer and the Board policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of certain employee benefit plans for managerial employees. The Compensation Committee has the authority to administer our Stock Incentive Plan, and to advise and consult with our officers regarding managerial personnel policies. In 2016, the Compensation Committee engaged Willis Towers Watson to perform certain compensation consulting services related to benchmarking the Company’s executive compensation. In connection with this engagement, the Compensation Committee requested that Willis Towers Watson:

•	review the appropriateness of our proxy peer group based on an evaluation of our size and operations;

•	provide advice on executive compensation issues; and

•	assess the extent to which our executive compensation is aligned with performance and market practices.

Willis Towers Watson provided compensation consulting services to the Compensation Committee only on matters for which the Compensation Committee is responsible. While the Compensation Committee sought input from Willis Towers Watson on the matters described above, the Compensation Committee is solely responsible for determining the final amount and form of compensation and the level of performance targets. Willis Towers Watson is directly engaged by and reports to the Compensation Committee, although it does interact with Company management at the Compensation Committee’s direction. A different division of Willis Towers Watson (known as Willis Group prior to the merger of Willis Group and Towers Watson) provides non-executive benefits and insurance brokerage services to the Company. For 2016, we paid Willis Towers Watson approximately $131,000 for services provided to the Compensation Committee, and we paid approximately $241,000 for the benefits and brokerage services provided to the Company. In accordance with the requirements of Regulation S-K, the Company has determined that no conflict has arisen in connection with the work of Willis Towers Watson as compensation consultant to the Compensation Committee. See the “EXECUTIVE AND DIRECTOR COMPENSATION - Compensation Discussion and Analysis” section of this proxy statement for discussion of the Company’s processes and procedures for considering and determining executive and director compensation. During 2016, the Compensation Committee held six meetings.

Executive Committee.  On April 9, 2010, the Board of Directors voted to create an Executive Committee effective June 24, 2010. The Executive Committee is appointed by the Board of Directors and is authorized to exercise the powers and duties of the Board between regularly scheduled Board meetings and while the Board is not in session. The Executive Committee consists of Eric D. Belcher, Charles K. Bobrinskoy and Jack M. Greenberg. Mr. Belcher serves as the chairman of our Executive Committee. During 2016, the Executive Committee did not meet.

Nominating and Corporate Governance Committee.  J. Patrick Gallagher, Jr., Jack M. Greenberg, Julie M. Howard and Linda S. Wolf serve on the Nominating and Corporate Governance Committee. Ms. Wolf serves as the chairman of our Nominating and Corporate Governance Committee and, subject to her re-election to serve an additional one-year term, the Board has elected Ms. Wolf to continue as chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of independent non-employee directors and is responsible for, among other things, assisting the Board with its responsibilities regarding:

•	the identification of individuals qualified to become directors;

•	the selection of the director nominees for the next annual meeting of stockholders;

•	the selection of director candidates to fill any vacancies on the Board;

•	the performance, composition, duties and responsibilities of the Board and the committees of the Board;

•	succession planning for the Chief Executive Officer; and

•	the operation of the Board with respect to corporate governance matters.

In evaluating and determining whether to nominate a candidate for a position on the Company’s Board, the Nominating and Corporate Governance Committee will consider the candidate’s professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Nominating and Corporate Governance Committee from current Board members, stockholders, professional search firms, officers or other persons. The Nominating and Corporate Governance Committee will review all candidates in the same manner regardless of the source of recommendation. During 2016, the Nominating and Corporate Governance Committee held three meetings.

The Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted. Any stockholder recommendations which are submitted under the criteria summarized above should include the candidate’s name and qualifications for Board membership and should be addressed to Ronald C. Provenzano, Corporate Secretary, InnerWorkings, Inc., 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654.

For purposes of potential nominees to be considered at the 2018 annual stockholders’ meeting, the Corporate Secretary must receive this information no earlier than March 3, 2018 and no later than the close of business on April 2, 2018, in accordance with the procedures in the Bylaws. The notice must set forth the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the stockholder’s name, address and the number of shares beneficially owned (and the period they have been held).

In 2016, the Company did not engage a third party to identify, evaluate or assist in identifying potential nominees for director.

Director Independence

There are no family relationships among any of the directors or executive officers of the Company. Our Board of Directors has affirmatively determined that the following six of our seven director nominees are “independent directors” as defined in the rules of NASDAQ: Jack M. Greenberg, Charles K. Bobrinskoy, David Fisher, J. Patrick Gallagher, Jr., Julie M. Howard and Linda S. Wolf. In making the independence determination, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances that the Board deemed relevant, including the beneficial ownership of the Company’s capital stock by each non-employee director and the transactions involving them as described in the section titled “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.”

In particular, the Board considered the Company’s business relationship with Arthur J. Gallagher & Co., of which Mr. Gallagher serves as Chairman, President and Chief Executive Officer. The Board noted that:

•	The relationship between the companies preceded Mr. Gallagher’s appointment as director.

•	Mr. Gallagher is not involved in the transactions or ongoing discussions or negotiations between the parties.

•	The transactions between the companies are on terms and conditions no more favorable than what is to be expected of an arm’s length transaction.

•
The relationship between the companies is transactional in nature and does not involve sensitive professional services such as legal or accounting services. Arthur J. Gallagher & Co.’s services to the Company are insurance brokerage and risk management services and Arthur J. Gallagher & Co. is not an insurer of the Company. The Company’s services to Arthur J. Gallagher & Co. are print procurement services.

•	Amounts involved represent less than 0.2% of each company’s revenue in 2016.

After assessing the relationship, the Board concluded that such relationship was not material, would not interfere with Mr. Gallagher’s ability to exercise independent judgment as a director and would not give rise to any undue influence. Therefore, the Board concluded that Mr. Gallagher continues to be an independent director.

Governance Documents

The Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters are available at www.inwk.com on the “Investor” page under the link “Corporate Governance.” In addition, the Board has adopted corporate governance guidelines, which are available at www.inwk.com on the “Investor” page under the link “Corporate Governance.” Information on, or accessible through, our website is not a part of, or incorporated by reference into, this proxy statement. For a further discussion of compensation and governance updates, see “EXECUTIVE AND DIRECTOR COMPENSATION - Compensation Discussion and Analysis - Executive Summary.”

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee serves, or has at any time served, as an officer or employee of us or any of our subsidiaries. None of our executive officers has served as a member of the Compensation Committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of our Compensation Committee.

Communications with Directors

We value shareholder outreach activities, which serve to inform our Board’s decisions concerning governance and related practices.

The Board has also established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Ronald C. Provenzano, Corporate Secretary” at 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board.

Attendance at Annual Meeting

Directors are encouraged, but not required, to attend our annual stockholders’ meeting. Messrs. Belcher and Greenberg attended the 2016 annual meeting of stockholders.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 6, 2017 (except as indicated below) by:

•	all persons known by us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors and director nominees;

•	each of the named executive officers listed in the “EXECUTIVE AND DIRECTOR COMPENSATION — Executive Compensation — Summary Compensation Table” section of this proxy statement; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o InnerWorkings, Inc., 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654.

Name and Address	Number of Shares Beneficially Owned(1)		Approximate Percent of Class(1)
CERTAIN BENEFICIAL OWNERS (not including directors and executive officers):
Richard A. Heise, Jr. 2221 Old Willow Road Northfield, IL 60093	6,344,907	(2)	12.0%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas, 78746	4,576,619	(3)	8.6%
Riverbridge Partners LLC 801 Nicollet Mall, Suite 600 Minneapolis, MN 55402	3,522,150	(4)	6.6%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	3,336,101	(5)	6.3%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	3,028,354	(6)	5.7%
DIRECTORS, DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS:
Eric D. Belcher	1,605,025	(7)	3.0%
Ronald C. Provenzano	191,618	(8)	*
Jeffrey P. Pritchett	137,218	(9)	*
Robert Burkart	97,052	(10)	*
Jack M. Greenberg	161,083	(11)	*
Linda S. Wolf	130,964	(12)	*
Charles K. Bobrinskoy	201,180	(13)	*
J. Patrick Gallagher, Jr.	116,029	(14)	*
David Fisher	78,037	(15)	*
Julie M. Howard	68,928	(16)	*
All directors and executive officers as a group (10 persons)	2,787,134		5.3%

*	= less than 1%.

(1)
“Beneficial ownership” means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 6, 2017 are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. The number of shares beneficially owned is determined as of April 6, 2017, and the percentages are based upon 53,077,530 shares of our common stock outstanding as of April 6, 2017. Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

(2)
Includes 4,013,316 shares owned by Old Willow Partners, LLC and 1,897,418 shares of common stock held by the Heise Family Dynasty Trust, both of which are controlled by Richard A. Heise, Jr. Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2013.

(3)	Based solely on a Schedule 13G filed with the SEC on February 9, 2017.

(4)	Based solely on a Schedule 13G/A filed with the SEC on January 24, 2017.

(5)	Based solely on a Schedule 13G filed with the SEC on February 10, 2017.

(6)	Based solely on a Schedule 13G filed with the SEC on January 30, 2017.

(7)	Includes options to purchase 1,148,879 shares of common stock which are exercisable within 60 days of April 6, 2017.

(8)	Includes options to purchase 86,675 shares of common stock, which are exercisable within 60 days of April 6, 2017.

(9)	Includes options to purchase 32,608 shares of common stock, which are exercisable within 60 days of April 6, 2017.

(10)	Includes options to purchase 63,397 shares of common stock, which are exercisable within 60 days of April 6, 2017.

(11)
Includes options to purchase 37,622 shares of common stock which are exercisable within 60 days of April 6, 2017. Of these options, an option to purchase 30,000 shares is held for the benefit of Mr. Greenberg’s family. Mr. Greenberg may be deemed to have voting and dispositive power over the securities held for the benefit of members of his family. Mr. Greenberg disclaims beneficial ownership of these securities except to the extent of his pecuniary interest.

(12)	Includes options to purchase 37,622 shares of common stock which are exercisable within 60 days of April 6, 2017.

(13)	Includes options to purchase 87,622 shares of common stock which are exercisable within 60 days of April 6, 2017

(14)
Includes 15,620 shares of common stock held by the J. Patrick Gallagher Trust, of which Mr. Gallagher is trustee. Includes options to purchase 5,082 shares of common stock which are exercisable within 60 days of April 6, 2017.

(15)	Includes options to purchase 1,499 shares of common stock which are exercisable within 60 days of April 6, 2017.

(16)	Includes 14,800 shares of common stock held by the Julie M. Howard Trust, of which Ms. Howard is trustee.
Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. They are also required to provide us with copies of any forms they file.

Based solely on our review of the reports furnished to us, we believe that during the last fiscal year, all reports filed by our directors and executive officers under Section 16(a) were made timely during 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In the ordinary course of our business, we have entered into transactions with our directors, officers and 5% or greater stockholders or companies in which they have a material interest. We entered into the transactions set forth below in 2016, which were approved by our Audit Committee. We believe that we executed these transactions on terms no less favorable to us than we could have obtained from unrelated third parties. Our Audit Committee is responsible for approving related party transactions, as defined in applicable rules promulgated by the SEC. Our Audit Committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflicts of interest situations. Such transactions must be approved by our Audit Committee.

Relationship with Arthur J. Gallagher & Co.

During 2016, the Company provided print procurement services to Arthur J. Gallagher & Co. J. Patrick Gallagher, Jr., a member of our Board, is the Chairman, President and Chief Executive Officer of Arthur J. Gallagher & Co. and has a direct ownership interest in Arthur J. Gallagher & Co. The Company billed Arthur J. Gallagher & Co. $1.9 million for these services in 2016. Additionally, Arthur J. Gallagher & Co. provided insurance brokerage and risk management services to the Company. Arthur J. Gallagher & Co. billed the Company $0.2 million for such services in 2016. See “BOARD OF DIRECTORS AND CORPORATE GOVERNANCE - Director Independence.”

EXECUTIVE OFFICERS
The following table sets forth certain information concerning each of our executive officers as of April 13, 2017:

Name	Age	Position
Eric D. Belcher	48	Chief Executive Officer, President and Director
Jeffrey P. Pritchett	41	Executive Vice President, Chief Financial Officer
Ronald C. Provenzano	51	Executive Vice President, General Counsel and Corporate Secretary
Robert L. Burkart	38	Chief Information Officer

Biographies for our executive officers are set forth below.

Eric D. Belcher.  For more information on Mr. Belcher, please see the section of this proxy statement entitled “PROPOSALS TO BE VOTED ON - Proposal No. 1 - Election of Directors.”

Jeffrey P. Pritchett has served as Executive Vice President, Chief Financial Officer of InnerWorkings since August 2015.  He previously served as a Senior Operating Executive of Cerberus Operating and Advisory Company, LLC ("COAC"), an affiliate of Cerberus Capital Management, L.P., from May 2013 through August 2015 and was Head of the COAC Finance Practice during 2015. In connection with these roles, Mr. Pritchett was named Interim Executive Chairman of the Board of TransCentra and a Board Member of Remington Outdoors Company. From November 2007 to January 2013, he held finance and strategy roles at Vertis Communications, where he ended his tenure as Interim Chief Financial Officer. Prior to joining Vertis, Mr. Pritchett held treasury, strategy, and international financial roles of increasing responsibility at Delphi Corporation. Mr. Pritchett holds a Bachelor of Business Administration in Finance from Walsh College and a Masters in Business Administration from Purdue University Krannert School of Management.

Ronald C. Provenzano has served as General Counsel of InnerWorkings since September 2012, and additionally as Executive Vice President since June 2016, as interim head of human resources since January 2016 and as Corporate Secretary since March 2015. From January 2005 to August 2012, Mr. Provenzano served as Senior Vice President, Deputy General Counsel for R.R. Donnelley & Sons Company, a global print services company. Previously, Mr. Provenzano served in senior legal executive roles for Huron Consulting Group and True North Communications. Before joining True North in 1999, Mr. Provenzano was a partner at Kirkland & Ellis, a large global law firm. Mr. Provenzano holds a Juris Doctor from University of Illinois College of Law and a Bachelor of Science in Accountancy from the University of Illinois, Urbana-Champaign.

Robert L. Burkart has served as the Chief Information Officer of InnerWorkings since May 2014. Prior to becoming Chief Information Officer, Mr. Burkart served as Senior Vice President, Business Technology from March 2013 to April 2014, Vice President, Strategic Growth from January 2011 to February 2013, and Vice President, Operations from July 2009 to December 2011. Before joining InnerWorkings in 2009, Mr. Burkart held engineering positions at Johnson Controls and MPC Products. Mr. Burkart holds a Bachelor of Science in Engineering from Purdue University West Lafayette and a Masters in Business Administration from the University of Chicago Booth School of Business.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of the individuals who served as our named executive officers during the last completed fiscal year: Eric D. Belcher, Jeffrey P. Pritchett, Ronald C. Provenzano, and Robert L. Burkart. This compensation discussion focuses on the last completed fiscal year, but we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

Executive Summary

Overview.  Our Compensation Committee designs and maintains our compensation programs to attract, motivate and retain talented and dedicated executive officers who are essential to our long-term success. To that end, our executive compensation programs focus on the principles summarized below.

•	Pay for Performance Approach: The majority of our total direct compensation is variable and directly or indirectly tied to Company performance.

•
Long-Term Focus and Shareholder Alignment:  We reward long-term strategic management and growth in the value of the Company through long-term equity incentives, which make up a significant portion of our incentive opportunity.

•	Stock Ownership Requirements: We have stock ownership requirements that apply to our executive officers.

Highlights of Company Performance in 2016. We had a very successful year in 2016, achieving another record year of profitable growth and new client wins. Highlights of our 2016 performance are summarized below.

•	Gross revenue in 2016 was $1.091 billion, an increase of 6% compared to $1.029 billion in 2015.

•	2016 gross profit (net revenue) was $263.5 million, an increase of 10% compared to $240.2 million in 2015.

•
Net income in 2016 was $4.4 million, or $0.08 per diluted share, and was heavily impacted by the accounting adjustment related to the increase in the value of contingent consideration for prior acquisitions.

•	2016 Non-GAAP Adjusted Diluted Earnings per Share* were $0.38, an increase of 58% compared to $0.24 in 2015.

•	2016 Non-GAAP Adjusted EBITDA* was $59.2 million, reflecting a 16% increase compared to $50.8 million in 2015.

•
We achieved a 97% client retention rate, based on successfully retaining 97 of our top 100 enterprise clients, and signed record new enterprise contracts totaling $140 million in projected annual revenue at full run-rate.

•
Our 1-year total shareholder return (TSR) as of December 31, 2016 was 31.3%, compared to 19.5% for the Russell 2000 index, and our 3-year TSR as of December 31, 2016 was 8.1%, compared to 5.3% for the Russell 2000 index.

Impact of Company Performance on Compensation. Our Company’s results in 2016 had a direct impact on annual incentive compensation earned by our named executive officers, as more thoroughly described later in this “Compensation Discussion and Analysis.” For 2016, our named executive officers earned 100% of their target annual incentive awards, reflecting achievement on average of the targets established in February 2016. Additionally, the realizable value of the named executive officers’ equity holdings vary depending on the Company's stock price, and the March 2016 special equity grant to our CEO has vesting conditions directly tied to stock price performance.
________________________________

*
Adjusted diluted earnings per share (“Non-GAAP Adjusted Diluted Earnings per Share”) and adjusted EBITDA (“Non-GAAP Adjusted EBITDA”) are financial measures that are not calculated according to U.S. generally accepted accounting principles (“GAAP”), and we are including our 2016 results for these measures to show an aspect of our performance. Appendix A to this proxy statement contains reconciliations of these measures to the most directly comparable GAAP financial measures.

Advisory Approval of Executive Compensation. The Company’s executive compensation as disclosed in the Company’s 2014 Proxy Statement (filed on April 24, 2014) was approved on an advisory basis by holders of approximately 97% of the shares voted at the Company’s June 13, 2014 annual meeting. The Compensation Committee’s current compensation programs, objectives and philosophy remain consistent with the compensation programs in existence since 2013, and the Compensation Committee believes that the compensation of our named executives is competitive with the market and aligns with the best interest of our stockholders. As such, we have not made any specific changes to our executive compensation program with respect to 2014, 2015 or 2016 in connection with the results of the 2014 stockholder advisory vote. As previously disclosed, at the 2011 annual meeting, a majority of votes cast by stockholders approved a three-year frequency for the stockholder advisory vote to approve executive compensation. Since then, we have offered our stockholders the opportunity to vote to approve, on an advisory basis, our executive compensation programs once every three years. Accordingly, our next stockholder advisory vote on executive compensation will be held at this annual meeting. As described above in Proposal 3, the Board is recommending increasing the frequency of the stockholder advisory vote to approve executive compensation to an annual frequency.

Summary of Executive Compensation Practices.  We adhere to executive compensation best practices, as summarized below.

•	We have a “pay for performance” approach.

•	We have no “single trigger” or “modified single trigger” change in control severance benefits.

•	Our Compensation Committee is comprised solely of independent directors under SEC and NASDAQ requirements.

•	Our Compensation Committee retains an independent compensation consultant.

•	We maintain stock ownership and stock holding guidelines for our executive officers and directors.

•
Our InnerWorkings, Inc. 2006 Stock Incentive Plan, as amended and restated (the “2006 Plan”), has a fixed term and a finite share pool (i.e., it is not evergreen), prohibits repricing of stock options, and does not permit recycling of shares used to pay the exercise price or withholding obligations upon the exercise of stock options.

•	We have no excise tax gross-up provisions.

•	We prohibit hedging transactions and pledging of our stock by executive officers and directors.

•	We provide modest perquisites and reasonable severance arrangements.

Components and Objectives of Compensation Program.  The principal elements of our executive compensation program are base salary, annual cash incentives, and long-term equity incentives in the form of stock options and restricted stock awards. The objectives and benefit to stockholders of each component and its relative percentage of total compensation are described below.

Component	Objective	Benefit to Stockholders
Base Salary	Provides a measure of stable fixed compensation. Amount reflects individual’s performance, responsibilities, and competitive market for executive talent.	Enables us to attract and retain top talent for position.
Annual Cash Incentives	Provides motivation for achievement of annual company and individual performance goals.	Focuses executives on meeting key company and individual performance goals.
Long-Term Equity Incentives	Provides long-term incentive to focus on stockholder value creation.	Value opportunity for executives is directly tied to long-term improvement of Company stock price.

2016 Compensation Allocation Relative to Total Compensation*

Name	Base Salary (%)	Short-Term Incentive Compensation (%)	Long-Term Equity Incentives (%)
Eric D. Belcher	16.1%	19.7%	64.2%
Jeffrey P. Pritchett	30.9	26.0	43.1
Ronald C. Provenzano	32.6	23.1	44.3
Robert L. Burkart	44.0	27.3	28.7

*	Based on data in the Summary Compensation Table.

Determining Executive Compensation

Role of the Compensation Committee.  We define our competitive market for executive talent to be the business and technology services industries. For each of our named executive officers, the Compensation Committee reviews and approves all elements of compensation taking into consideration recommendations from our Chief Executive Officer (for compensation other than his own). The Compensation Committee meets in executive session to determine the compensation of our Chief Executive Officer and to approve the compensation of the other named executive officers.

Role of Executive Officers.  The Compensation Committee meets at least annually with our Chief Executive Officer to review the performance of our other named executive officers and receive the Chief Executive Officer’s recommendations regarding the compensation of those named executive officers. Neither the Chief Executive Officer nor any other named executive officer plays any role in the discussion or setting of his own compensation by the Compensation Committee.

Role of the Compensation Consultant.  For 2016, the Compensation Committee retained an external independent consultant, Willis Towers Watson, to advise the Compensation Committee on executive compensation matters, including the composition of the Company’s peer group and competitive pay practices for 2016 and 2017. For 2016, the Compensation Committee worked with Willis Towers Watson to review and update the peer group that had been used to advise executive compensation determinations for 2015. The peer group was selected from a pool of U.S. public companies primarily within the Company’s industry (GICS code) and a comparable revenue range. The Compensation Committee determined that the updated peer group of 14 companies listed below provided a robust statistical set of compensation data to serve as a basis for 2016 compensation decisions. In addition to the compensation data disclosed by the companies in the peer group, Willis Towers Watson utilized compensation data from nationally recognized compensation surveys to advise the Compensation Committee on competitive compensation levels.

The companies included in the peer group used to benchmark the 2016 compensation levels of the executive officers are listed below:

Sykes Enterprises, Inc.
Cimpress N.V.
MAXIMUS, Inc.
ICF International, Inc.
Navigant Consulting, Inc.
Huron Consulting Group, Inc.
Matthews International Corporation
Multi-Color Corp.
CEB Inc.
Resources Connection, Inc.
Ennis, Inc.
Deluxe Corp.
The Advisory Board Company
Viad Corp.

For 2016, the Compensation Committee considered the 25th percentile, median and 75th percentile base salaries, bonus targets, long term incentives and total compensation to evaluate each executive’s compensation. The Compensation Committee primarily looks at the 50th percentile of the peer group companies as a benchmark when determining the named executive officers’ total compensation, but also considers other factors such as prior experience, tenure with the Company and overall performance of the Company and the executive officer.

Determining 2016 Executive Compensation

2016 Base Salary.  We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. We believe that to attract and retain an appropriate caliber of talent for the position, a portion of our executives’ compensation should be fixed and predictable. The Compensation Committee looks at the 50th percentile of the peer group companies as a benchmark when considering and determining the executive officer’s base salaries, but also considers other factors such as prior experience, tenure with the Company, overall performance of the Company, and the named executive officer’s total compensation package.

Based on these considerations, the 2016 salaries of our Chief Executive Officer and Chief Financial Officer remained unchanged from 2015 levels (i.e., $700,000 for Mr. Belcher and $400,000 for Mr. Pritchett). Our General Counsel’s 2016 base salary increased $10,000, from $340,000 to $350,000, and our Chief Information Officer's base salary increased $15,000, from $200,000 to $215,000.

The Summary Compensation Table sets forth the actual base salary earned by each of our named executive officers during 2016. The table below sets forth our named executive officers’ base salary rates as in effect in 2015, the changes that went into effect on April 1, 2016, and the percentage of increase, if any.

	Comparative Information for 2016 Base Salary Rates
Name	Base Salary Rate in 2015 ($)	Base Salary Rate Effective April 1, 2016 ($)	Percentage Increase (%)
Eric D. Belcher	$700,000	$700,000	—%
Jeffrey P. Pritchett	400,000	400,000	—
Ronald C. Provenzano	340,000	350,000	3
Robert L. Burkart	200,000	215,000	8

2016 Annual Cash Incentives.  We provide the opportunity for our named executive officers and other executives to earn an annual cash incentive award. We provide this opportunity to attract and retain an appropriate caliber of talent for the position and to motivate executives to achieve our annual business goals. We review annual cash incentive awards for our named executive officers and other executives annually in January or February to determine award payments for the last completed fiscal year, as well as to establish award opportunities for the current fiscal year. Annual cash incentive awards for 2016 were administered under our Annual Incentive Plan.

The 2016 target opportunities and incentive design under the Annual Incentive Plan were approved by the Compensation Committee on February 11, 2016 and February 29, 2016, respectively. The 2016 management bonus award opportunities were based on the following criteria: 30% on Non-GAAP Adjusted EBITDA performance (50% to 200% pay-out based on reaching approximately 85% to 115% of 2016 target Non-GAAP Adjusted EBITDA of $61.9 million), 30% on revenue growth (50% to 200% pay-out based on reaching approximately 95% to 105% of 2016 target revenue of $1.093 billion), 20% on return on invested capital ("ROIC") (50% to 200% pay-out based on reaching approximately 77% to 121% of 2016 target ROIC of 5.7%), and 20% based on qualitative Company performance, which includes goals such as retention of top 100 accounts, successful implementation of recent enterprise contracts, continued wins of new large, long-term enterprise contracts, and successful implementation of key initiatives. These criteria were the same for all named executive officers.

The following table sets forth the Company’s 2016 results with respect to the quantitative criteria components of our Annual Incentive Plan ($ in millions):

	2016 Target	2016 Actual	Percentage of Target Reached	Weighting	Pay-Out Percentage
Revenue (1)	$1,093	$1,083	99%	30%	91%
Non-GAAP Adjusted EBITDA(2)	$61.9	$59.7	96%	30%	89%
ROIC (3)	5.7%	6.1%	107%	20%	130%

(1)
2016 actual results shown for Revenue differ slightly from Revenue as reported in our Annual Report on Form 10-K for the year ended December 31, 2016 (see also page 18 of this proxy statement for reported Revenue) because for purposes of our Annual Incentive Plan, Revenue is further adjusted to reflect currency and other adjustments, as approved by the Compensation Committee, for purposes of measuring performance versus targets.

(2)
2016 actual results shown for Non-GAAP Adjusted EBITDA differ slightly from Non-GAAP Adjusted EBITDA as presented in Appendix A and as reported in our Annual Report on Form 10-K for the year ended December 31, 2016 (see also page 18 of this proxy statement for reported Non-GAAP Adjusted EBITDA) because for purposes of our Annual Incentive Plan, Non-GAAP Adjusted EBITDA is further adjusted to reflect currency and other adjustments, as approved by the Compensation Committee, for purposes of measuring performance versus targets.

(3) 2016 ROIC for purposes of our Annual Incentive Plan was calculated as follows ($ in millions):

Non-GAAP Adjusted EBITDA	$59.7
Less: Stock-based compensation expense	5.6
Less: Depreciation and amortization	19.4
Less: Tax expense	12.2
Adjusted net operating profit after tax	$22.5

Average total assets (trailing four quarters)	$599.0
Less: Average total current liabilities (trailing four quarters)	205.7
Less: Average non-interest bearing long-term liabilities (trailing four quarters)	13.2
Less: Average excess cash (trailing four quarters)	10.9
Average invested capital (trailing four quarters)	369.2

ROIC	6.1%

Based on the Compensation Committee’s assessment of the qualitative Company performance factors listed above, the Compensation Committee awarded the named executive officers a payout of approximately 100% of the target established for the qualitative component of the annual incentive award for the named executive officers of the Company.

Based on the Compensation Committee’s assessment of both the quantitative and qualitative goals, the weighted payout level for the 2016 incentive bonuses was 100% of target, and the Compensation Committee approved 2016 incentive bonuses earned by our named executive officers as set forth in the table below. The table sets forth the fiscal 2016 target and maximum annual incentive compensation opportunities for our named executive officers and the actual incentive bonus earned by each named executive officer in dollar amounts and as a percentage of the target.

	Target Incentive		Maximum Incentive		Actual Incentive Earned
Name	% of Salary	Amount ($)	% of Target	Amount ($)	% of Target	Amount ($)
Eric D. Belcher	115%	$805,000	200%	$1,610,000	100%	$805,000
Jeffrey P. Pritchett	75	300,000	200	600,000	100	300,000
Ronald C. Provenzano	60	210,000	200	420,000	100	210,000
Robert L. Burkart	40	86,000	200	172,000	100	86,000

There were no specific individual performance goals for 2016 incentive awards, but the Compensation Committee or the Board could exercise discretion and take into account individual performance in determining awards. The 2016 awards were based solely on the Company’s performance as described above.

Under the Annual Incentive Plan, the Compensation Committee may define performance measures to allow for reasonable adjustments to our overall corporate performance goals and our actual performance results that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements. These adjustments may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation, or regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives but that are undertaken with an expectation of improving our long-term financial performance, such as restructurings, acquisitions, or divestitures.

2016 Long-Term Equity Incentives.  We provide the opportunity for our named executive officers and other executives to earn a long-term equity incentive award. Long-term incentive awards provide employees with the incentive to stay with us for longer periods of time, which in turn provides us with greater stability during a period of rapid growth. In addition, we believe that these awards are the best way to align the interests of the executives with those of our stockholders. For our named executive officers, equity incentives were initially based on grants individually negotiated in connection with employment agreements, and now consist of annual grants.

In determining the amounts of equity compensation awarded, our Compensation Committee generally considers a variety of factors including: individual performance, scope of responsibility within the organization and demonstrated leadership competencies.

The table below sets forth the grant date value of our stock option and restricted stock awards to our named executive officers. Each of these awards vests ratably over a period of four years from the grant date, except for the performance options granted to Mr. Belcher, which vest according to time and performance conditions as described below. Additional details regarding our equity grants, including vesting schedules for awards, are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table.

	2016 Long-Term Equity Incentives
Name	Grant Date Value of Options ($)	Grant Date Value of Restricted Stock ($)	Total Value ($)
Eric D. Belcher	$2,087,830	$700,000	$2,787,830
Jeffrey P. Pritchett	308,509	250,000	558,509
Ronald C. Provenzano	262,235	212,500	474,735
Robert L. Burkart	77,500	62,800	140,300

As previously disclosed, effective March 15, 2016, the Compensation Committee also approved a special equity grant to Mr. Belcher consisting of 400,000 stock options, which are subject to both service and stock performance vesting conditions. The options have a strike price of $7.30 and a 10-year exercise term. The vesting schedule of the options is based on stock price performance as follows:

50,000 shares vest at a stock price of $9.00 per share
50,000 shares vest at a stock price of $10.00 per share
100,000 shares vest at a stock price of $11.00 per share
100,000 shares vest at a stock price of $12.00 per share
100,000 shares vest at a stock price of $13.00 per share

The share price milestones must be maintained for 20 consecutive trading days using the volume-weighted average daily price and must be achieved within five years of the grant date (March 15, 2016). Options that meet the share price condition will vest on March 15, 2019. This performance grant was designed and approved by the Compensation Committee, as advised by its independent compensation consultant, in recognition of Mr. Belcher's contributions and leadership in achieving the Company's strong performance in 2015 and the Committee's determination that this grant aligns the Chief Executive Officer's pay and long-term incentives with the Chief Executive Officer's performance and with the best interests of the Company and its stockholders. As of the grant date, the 52-week high and low for the Company's share price were $8.69 and $5.95, respectively, and the Committee set all of the share price vesting targets at levels above this price range. The grant date fair value of the award was estimated to be $1,224,000.

Stock Options.  Our stock options are granted under the terms and conditions of the 2006 Plan, and generally have a 10-year contractual exercise term. We have traditionally used stock options as a form of equity compensation because stock options provide a relatively straightforward incentive for our executives, and result in less immediate dilution of existing stockholders’ interests. All grants of stock options to our employees are granted with exercise prices equal to or greater than the fair market value of our common stock on the respective grant dates. Grants of stock options become vested in accordance with such terms and conditions and during such periods as may be established by the Compensation Committee and set forth in the applicable award agreement. For a discussion of the determination of the grant date fair value of these grants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies - Stock-Based Compensation” in our Annual Report on Form 10-K.

Restricted Stock Awards.  Our restricted stock awards are granted under the terms and conditions of the 2006 Plan. We have traditionally used restricted stock as a form of equity compensation because restricted stock provides a relatively straightforward incentive and retention tool for our executives, and aligns our executives’ interests with stockholders’ interests. The grant of a share of restricted stock entitles the participant to receive a share of our common stock that becomes transferable upon completing a specified period of service and/or the achievement of specific performance objectives. Grants of restricted stock become vested in accordance with such terms and conditions and during such periods as may be established by the Compensation Committee and set forth in the applicable award agreement.

Determining 2017 Executive Compensation

2017 Base Salary.  Taking into consideration the Company’s performance in 2016, the individual performance of our named executive officers, and the competitive benchmarking results from our annual executive compensation review, on February 16, 2017, the Compensation Committee determined that the annual base salary of our Chief Executive Officer would be increased from $700,000 to $750,000 effective April 1, 2017; the annual base salaries of our Chief Financial Officer and General Counsel would remain at current levels (i.e., $400,000 for Mr. Pritchett, $350,000 for Mr. Provenzano); and the annual base salary of our Chief Information Officer would be increased from $215,000 to $250,000 effective February 2017.

	Comparative Information for 2016 Base Salary Rates
Name	Base Salary Rate in 2016 ($)	Base Salary Rate Effective April 1, 2017 ($)	Percentage Increase (%)
Eric D. Belcher	$700,000	$750,000	7%
Jeffrey P. Pritchett	400,000	400,000	—
Ronald C. Provenzano	350,000	350,000	—
Robert L. Burkart	215,000	250,000	16

2017 Annual Cash Incentives.  The 2017 target opportunities under the Annual Incentive Plan were approved by the Compensation Committee on February 16, 2017. The target bonus award is 115% of the base salary for the Chief Executive Officer, 75% of the base salary for the Chief Financial Officer, 60% of the base salary for the General Counsel, and 50% of the base salary for the Chief Information Officer. The maximum bonus awards payable to the named executive officers are 200% of such target amounts. The criteria and weightings for these bonus awards were approved by the Compensation Committee on February 16, 2017. At this meeting, the Compensation Committee approved the same weightings used in the 2016 Annual Incentive Plan, namely revenue growth (30% weighting), profit growth (30% weighting), ROIC improvement (20% weighting), and qualitative goals (20% weighting). Mr. Burkart is also eligible for a special cash incentive of $30,000 tied to an individual performance goal.

2017 Long-Term Equity Incentives.  The 2017 target long-term equity incentive opportunities were approved by the Compensation Committee on February 16, 2017, subject to further evaluation of the form of the awards. These awards are expected to be granted to our named executive officers the day after our annual stockholders’ meeting in June 2017. The approved target long-term incentive grant value for 2017 awards are $1,500,000 for the Chief Executive Officer, $600,000 for the Chief Financial Officer, $475,000 for the General Counsel, and $125,000 for the Chief Information Officer. All of these equity awards will have minimum vesting periods of no less than three years and will not begin vesting until at least one year after the grant date. For purposes of determining the number of options to award based on the target award value, the Committee uses a different valuation methodology than the Black-Scholes method used for accounting purposes. The numbers reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table reflect the accounting valuation of options.

Other Executive Compensation Practices, Arrangements and Policies

Executive Benefits and Perquisites.  We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. In 2016, we provided a 401(k) matching contribution equal to 50% of an employee’s contributions under our 401(k) plan, capped at the lesser of 5% of the employee’s eligible compensation or $6,000. Each of our named executive officers received matching contributions of $6,000 for 2016. In 2016, we provided reimbursements for automobile lease payments and medical insurance premiums to our named executive officers. We offer these benefits, at relatively low cost, to remain competitive in the marketplace for executive talent.

Change in Control and Severance Benefits.  We provide the opportunity for certain of our named executive officers to be protected under the severance and change in control provisions contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent for the position. We believe our arrangements are reasonable and consistent with market practices. Cash severance is limited to one year of salary continuation for Mr. Provenzano (at a rate equal to his then-current base salary); one year of salary continuation (at a rate equal to his then-current base salary) plus one year’s target annual bonus for Mr. Pritchett; and two years of salary continuation (at a rate equal to his then-current base salary) plus one year’s target annual bonus for Mr. Belcher. In addition, we entered into an employment agreement with Mr. Burkart effective February 1, 2017, pursuant to which he would be entitled to cash severance in the form of six months of salary continuation (at a rate equal to his then-current base salary). There is no severance increase in connection with a change in control for any of our named executive officers. Further, the employment agreement of Mr. Belcher was amended, effective February 22, 2013, to eliminate the “modified single-trigger” severance provision that (1) required Mr. Belcher to continue employment for nine months following a change in control and (2) provided that Mr. Belcher’s resignation for any reason during the ninety days following such nine month period would constitute “good reason” entitling the executive to severance benefits. In addition, the unvested options and restricted stock held by all of our named executive officers will vest upon a qualifying termination in connection with a change in control (i.e., on a “double trigger” basis), all subject to conditions in the applicable agreements.

See “- Employment Agreements” and “- Potential Payments upon Termination or Change in Control” below for a more detailed discussion of these employment, severance and change in control arrangements.

Regulatory Considerations.  We have designed our incentive plans so that certain awards paid thereunder may qualify as performance-based compensation under Section 162(m) of the Code to the extent that Section 162(m) applies to us. However, we reserve the right to award compensation that is not deductible under Section 162(m). We will consider the size and frequency of any future stock option and restricted stock awards under our long-term equity incentive program based on Company and individual performance and other market factors.

Stock Ownership Guidelines.  On May 26, 2011, the Compensation Committee approved stock ownership guidelines for the named executive officers of the Company. Under the stock ownership guidelines, the named executive officers are expected to hold common stock with a value equal to a designated multiple of annual base salary. The Chief Executive Officer must hold stock with a value equal to four times his annual base salary and the other named executive officers must hold stock with a value equal to three times their respective annual base salaries. The named executive officers are required to meet these guidelines within three years of becoming subject to them. Shares that count toward satisfaction of the stock ownership guidelines include:

•	shares owned outright by the executive officer or his or her immediate family members residing in the same household;

•	shares held in trust for the benefit of the executive officer or his or her immediate family members;

•	shares acquired upon stock option exercise;

•	shares purchased in the open market;

•	restricted stock granted under our equity incentive plan; and

•	shares subject to stock options that are fully vested, after deducting shares that would be required to be sold or surrendered to cover the applicable exercise price.

In the event that the stock ownership guidelines place a severe hardship on an executive officer, our Compensation Committee will make the final decision as to developing an alternative stock ownership guideline for such executive officer that reflects the intention of the stock ownership guidelines and his or her personal circumstances. As of December 31, 2016, our Chief Executive Officer and General Counsel met and exceeded the stock ownership guidelines. Our other named executive officers are on track to meet the guidelines within three years of becoming subject to them. In the interim, these executive officers remain subject to the Stock Holding Policy described below.

Stock Holding Policy.  On April 21, 2014, as an enhancement to our stock ownership guidelines, our Compensation Committee adopted a holding policy requiring our executive officers and directors to hold and refrain from selling any shares of our common stock acquired through equity awards (net of shares withheld or sold in order to satisfy tax obligations or exercise prices) until the executive officer or director has satisfied the ownership requirements in the applicable stock ownership guidelines.

Hedging/Pledging Policy.  Under the Company’s long-standing trading policy, there are various restrictions on trading in the Company’s stock, including during blackout periods. As an enhancement to the trading policy, on April 21, 2014, the Board adopted an additional policy prohibiting executive officers and directors from (i) entering into hedging, short sale or monetization transactions involving Company stock and (ii) holding Company stock in a margin account or pledging Company stock as collateral for a loan. Limited exceptions to the margin account/pledging prohibition may be granted by the Company’s General Counsel.

Shareholder Outreach.  Beginning in 2013, we initiated a shareholder governance outreach program, in order to obtain input from our large shareholders on governance and related practices, including executive compensation. From June 2016 through February 2017, our General Counsel, on behalf of the Board, held telephonic meetings with representatives of institutional shareholders representing approximately 16.4% of shares outstanding based on shares owned on the applicable meeting date. The feedback received in these and other communications with shareholders has informed our Board’s and Compensation Committee’s decisions concerning governance and executive compensation matters. Our Board and Compensation Committee intend to continue this outreach program.

Executive Compensation

The following table sets forth the information regarding 2016 compensation for each of our named executive officers. 2015 and 2014 information is presented for executives who were also named executive officers during those years.

2016 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Eric D. Belcher Chief Executive Officer	2016	700,000	—	2,087,830	700,000	805,000	49,487	4,342,317
	2015	700,000	—	600,000	600,000	842,600	44,921	2,787,521
	2014	700,000	—	597,122	597,122	989,000	43,332	2,926,576
Jeffrey P. Pritchett Chief Financial Officer	2016	400,000	—	308,509	250,000	300,000	36,597	1,295,106
	2015	166,667	—	600,000	600,000	314,000	11,479	1,692,146
Ronald C. Provenzano General Counsel	2016	350,000	—	262,235	212,500	210,000	37,487	1,072,222
	2015	340,000	—	167,500	167,500	213,500	32,921	921,421
	2014	320,000	—	165,500	165,500	197,000	31,332	879,332
Robert Burkart Chief Information Officer	2016	215,000	—	77,500	62,800	86,000	47,662	488,962
	2015	196,250	—	50,000	50,000	83,700	32,921	412,871

(1)
Amounts represent the full grant date fair value of the stock option awards and restricted stock awards granted in 2016, 2015, and 2014 calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the stock option awards and restricted stock awards, please see Notes 2 and 14 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)	Consists of 401(k) matching contributions, auto allowances and medical insurance premiums.

For a description of the material terms of employment agreements with our named executive officers, see “— Employment Agreements.”

2016 GRANTS OF PLAN-BASED AWARDS

The following table provides information for each of the Company’s named executive officers regarding 2016 plan-based awards.

Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($)/sh	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Eric D. Belcher	Annual Incentive Award		$402,500	$805,000	$1,610,000	—	—	—	$—
	Restricted Stock	6/6/2016	—	—	—	82,840	—	—	$700,000
	Stock Options	6/6/2016	—	—	—		248,227	$8.45	$863,830
	Stock Options	3/15/2016					400,000	$7.30	$1,224,000
Jeffrey P. Pritchett	Annual Incentive Award		$150,000	$300,000	$600,000	—	—	—	$—
	Restricted Stock	6/6/2016	—	—		29,586	—	—	$250,000
	Stock Options	6/6/2016	—	—	—		88,652	$8.45	$308,509
Ronald C. Provenzano	Annual Incentive Award		$105,000	$210,000	$420,000	—	—		$—
	Restricted Stock	6/6/2016	—	—	—	25,148	—	—	$212,500
	Stock Options	6/6/2016	—	—	—		75,355	$8.45	$262,235
Robert Burkart	Individual Incentive Award		$43,000	$86,000	$172,000	—	—	—	$—
	Restricted Stock	6/6/2016	—	—	—	7,432	—	—	$62,800
	Stock Options	6/6/2016	—	—	—	—	22,270	$8.45	$77,500

(1)	These represent potential incentive opportunities for 2016 annual incentive awards. Actual amounts earned for the named executive officers for 2016 are reported in the Summary Compensation Table.

(2)
Values based on the closing price of a share of our common stock on the date of grant. The exercise price for options granted is the closing price of a share of our common stock on the date of grant. Values for restricted stock awards are based on the closing price of a share of our common stock on the date of grant. Values for option grants are based on the grant date value calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the option awards and restricted stock awards, please see Notes 2 and 14 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Employee Benefit Plans

2004 Unit Option Plan

Effective January 1, 2004, we adopted the InnerWorkings, LLC 2004 Unit Option Plan. The principal purpose of the Unit Option Plan has been to attract, retain and reward selected employees, consultants and directors through the granting of non-qualified stock options.

Upon adoption of our 2006 Plan, the Unit Option Plan was merged into the 2006 Plan and ceased to separately exist. Except with respect to rights that may be protected under prior award agreements, outstanding awards under the Unit Option Plan are now subject to the 2006 Plan. The awards remaining under the Unit Option Plan were rolled into the 2006 Plan. No additional awards may be made under the Unit Option Plan on or after the effective date of the 2006 Plan.

2006 Stock Incentive Plan

We maintain the InnerWorkings, Inc. 2006 Stock Incentive Plan. The principal purpose of the 2006 Plan is to attract, motivate, reward and retain selected employees, consultants and directors through the granting of stock-based compensation awards. The 2006 Plan provides for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock awards, performance-based awards and other stock-based awards.

Annual Incentive Plan

We maintain the InnerWorkings Annual Incentive Plan that rewards employees for meeting and exceeding annual performance goals established by the Compensation Committee based on one or more criteria set forth in the Annual Incentive Plan.

Eligibility to participate in the Annual Incentive Plan is limited to substantially all regular full-time and part-time employees. Temporary employees, any independent contractors, and certain other specified classifications are not eligible to participate in the Annual Incentive Plan.

Employees are eligible to receive bonuses based on meeting operational and financial goals that may be stated (a) as goals of the company, a subsidiary, or a portion thereof, (b) on an absolute basis and/or relative to other companies, or (c) separately for one or more participants or business units. The objective performance goals for the Annual Incentive Plan are established by our Compensation Committee at the beginning of the year. Bonus payouts are determined within a reasonable time after the end of the performance period.

Our Compensation Committee administers the Annual Incentive Plan and has the authority to construe, interpret and implement the Annual Incentive Plan and prescribe, amend and rescind rules and regulations relating to the Annual Incentive Plan. The determination of the Compensation Committee on all matters relating to the Annual Incentive Plan or any award agreement will be final, binding and conclusive. The Annual Incentive Plan may be amended or terminated by the Compensation Committee or our Board. However, the Annual Incentive Plan may not be amended without the prior approval of our stockholders, if such approval is necessary to qualify bonuses as performance-based compensation under Section 162(m) of the Code.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Eric D. Belcher	161,031	—		14.36	1/22/2018	11,628	(2)	114,536
	575,000	—		6.00	11/14/2018	41,583	(3)	409,593
	100,952	—		8.24	6/23/2021	67,365	(4)	663,545
	91,668	—		11.97	3/15/2022	82,840	(5)	815,974
	90,673	30,225	(2)	15.05	3/15/2023	—		—
	84,101	84,102	(3)	7.18	6/13/2024	—		—
	45,454	136,364	(4)	6.68	6/3/2025	—		—
	—	50,000	(10)	7.30	3/15/2026	—		—
	—	50,000	(10)	7.30	3/15/2026	—		—
	—	100,000	(10)	7.30	3/15/2026	—		—
	—	100,000	(10)	7.30	3/15/2026	—		—
	—	100,000	(10)	7.30	3/15/2026	—		—
	—	248,227	(5)	8.45	6/6/2026	—		—
Jeffrey P. Pritchett	32,608	130,435	(6)	7.50	8/1/2025	64,000	(6)	630,400
	—	88,652	(5)	8.45	6/6/2026	29,586	(5)	291,422
Ronald C. Provenzano	50,676	12,669	(7)	12.10	9/4/2022	6,199	(7)	61,060
	23,310	23,310	(3)	7.18	6/13/2024	4,611	(8)	45,418
	12,689	38,069	(4)	6.68	6/3/2025	11,525	(3)	113,521
	—	75,355	(5)	8.45	6/6/2026	18,807	(4)	185,249
	—	—		—	—	25,148	(5)	247,708
Robert Burkart	24,090	—		4.36	7/13/2019	1,207	(9)	11,889
	4,832	—		5.40	3/10/2020	2,706	(3)	26,654
	7,396	—		6.48	1/18/2021	5,614	(4)	55,298
	9,500	—		8.24	6/23/2021	7,432	(5)	73,205
	8,319	—		12.24	9/14/2022	—		—
	5,472	5,472	(3)	7.18	6/13/2024	—		—
	3,788	11,364	(4)	6.68	6/3/2025	—		—
	—	22,270	(5)	8.45	6/6/2026	—		—

(1)
The market value of unvested stock awards is calculated by multiplying the number of shares or units of stock that have not vested by $9.85, the Company’s closing stock price on December 30, 2016, the last trading day of the 2016 fiscal year.

(2)	Vested on March 15, 2017.

(3)	Vests in two equal annual installments beginning on June 13, 2017.

(4)	Vests in three equal annual installments beginning on June 3, 2017.

(5)	Vests in four equal annual installments beginning on June 6, 2017.

(6)	Vests in four equal annual installments beginning on August 1, 2017.

(7)	Vests on September 4, 2017.

(8)	Vests on September 14, 2017.

(9)	Vests on September 23, 2017.

(10)	Performance-based options subject to service and stock performance vesting conditions.

2016 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth the number of shares acquired and the value realized by our named executive officers upon the exercise of option awards and the vesting of restricted stock awards during the fiscal year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Eric D. Belcher	—	—	66,362	528,354
Jeffrey P. Pritchett	—	—	16,000	137,440
Ronald C. Provenzano	—	—	22,840	198,946
Robert L. Burkart	—	—	5,452	46,081

(1)
Value realized upon the exercise of option awards is based on: (i) if the exercise involves a sale of some or all of the exercised shares, the difference between the actual price at which the exercised shares were sold and the exercise price of the options, or (ii) in all other cases, the difference between the closing market price of our common stock as reported on the NASDAQ Global Market on the date of exercise and the exercise price of the options.

(2)	Value based on the closing market price of our common stock as reported on NASDAQ Global Market on the date of vesting.

2016 PENSION BENEFITS

We do not maintain any qualified or non-qualified defined benefit plans.

2016 NONQUALIFIED DEFERRED COMPENSATION

We do not maintain any non-qualified deferred compensation plans.

Employment and Other Related Agreements

Employment Agreement with Eric D. Belcher

We entered into an amended and restated employment agreement with Eric D. Belcher, our Chief Executive Officer, effective January 1, 2014, upon the expiration of his prior employment agreement effective December 31, 2014. Mr. Belcher’s original employment agreement was entered into in June 2005, and was subsequently amended and restated effective January 1, 2009. The employment agreement provides that the amount of Mr. Belcher’s base salary will be determined annually by our Board, but will not be less than $700,000 per annum. Additionally, Mr. Belcher will receive a target annual bonus under the Company’s Annual Incentive Plan of no less than 115% of his base salary if the Company meets its annual targets, with a maximum bonus eligibility not to exceed 200% of his bonus target. Mr. Belcher will also be eligible to receive long-term incentive awards with a targeted grant date value of 200% of his base salary, subject to adjustment by the Compensation Committee in its sole discretion.

In connection with the execution of his original employment agreement in June 2005, Mr. Belcher received options to purchase 105,000 shares of common stock at an exercise price of $1.00 per share. These options vested upon the completion of our initial public offering and all have been exercised. Also in connection with his original employment agreement, Mr. Belcher was granted options to purchase 120,000 and 100,000 shares of common stock in September 2005 and October 2005, respectively. These grants have exercise prices of $0.65 and $1.00, respectively, which were the fair market values of our stock at the time of the grant, based on an independent valuation. These option grants became fully vested and have all been exercised.

In January 2008, in connection with an amendment of Mr. Belcher’s employment agreement, he was granted 69,638 shares of restricted stock which vest ratably over four years and are all fully vested as of December 31, 2012. Vesting of these shares would have accelerated in the event of a change in control of the Company.

In November 2008, in connection with Mr. Belcher’s appointment as Chief Executive Officer effective January 1, 2009, Mr. Belcher was granted options to purchase 575,000 shares of common stock at an exercise price of $6.00 per share, which vest ratably over five years. Vesting of these options will accelerate in the event of a change in control of the Company.

Upon execution of his 2009 amended and restated employment agreement, Mr. Belcher was paid a long term cash incentive bonus of $400,000, which was repayable on a pro rata basis if Mr. Belcher’s employment had terminated under certain circumstances up to January 1, 2012.

Pursuant to his amended and restated employment agreement, Mr. Belcher’s employment may be terminated, with or without cause, by our Board. If we terminate Mr. Belcher’s employment for cause (as described below) or on account of death or disability, or if Mr. Belcher terminates his employment for any reason other than good reason (as described below), Mr. Belcher is entitled to no further compensation or benefits other than those earned through the date of termination. If we terminate Mr. Belcher’s employment for any reason other than for cause, death or disability, or if Mr. Belcher terminates his employment for good reason, we will provide the following severance benefits:

•	any outstanding accrued obligations,

•	continued payment of his base salary at the rate then in effect for 24 months following termination,

•	his target annual bonus for the fiscal year in which the date of termination occurs, plus his pro-rated annual bonus based on actual performance for the year in which the date of termination occurs,

•
immediate vesting of all outstanding equity-based awards which would otherwise have vested based solely on the passage of time if his employment had continued for a period of 24 months following the termination,

•
immediate vesting of a portion of all outstanding equity-based awards which would otherwise have vested based on performance (which shall not exceed 100% of such award) as if he had remained employed until the last day of the performance period, prorated based on the number of full calendar months elapsed during the performance period through the date of termination plus an additional 24 months, and

•
if the qualifying termination occurs within 90 days before or 24 months after a change in control, immediate vesting of all outstanding equity-based awards (including immediate vesting at the target level of performance for equity-based awards).

Mr. Belcher would also receive immediate vesting of all equity awards if a successor entity fails to assume or replace his outstanding equity awards with economically equivalent awards upon a change in control of the Company.

“Cause” is defined in Mr. Belcher’s employment agreement as the occurrence of any of the following:

•	theft, dishonesty, or falsification of employment or Company records by Mr. Belcher;

•	the Board’s determination that Mr. Belcher has committed a felony or any act involving moral turpitude;

•	the Board’s determination that Mr. Belcher has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

•	Mr. Belcher’s continuing material breach of his employment agreement following his receipt of written notice of the breach and a reasonable opportunity to cure it.

“Good reason” is defined in Mr. Belcher’s employment agreement as the occurrence of any of the following:

•
a material reduction of Mr. Belcher’s duties or authority under, or assignment of duties that are materially inconsistent with, the terms of his employment agreement, or the Company’s failure to appoint or reelect Mr. Belcher to his positions under his employment agreement (however, such an event in and of itself shall not constitute good reason during the nine month period following a change in control);

•	a relocation of Mr. Belcher’s office to more than 100 miles from the Company’s current office without his consent; or

•	the Company’s breach of his employment agreement that continues for more than 30 days after the Company’s receipt of notice thereof.

Mr. Belcher’s employment agreement expired on December 31, 2016, and renews automatically beginning on such date for successive one-year periods unless either party delivers a notice of non-renewal. The agreement contains customary non-competition and non-solicitation provisions lasting for two years following the termination of Mr. Belcher’s employment.

Employment Agreement with Jeffrey P. Pritchett

We entered into an employment agreement with Jeffrey P. Pritchett, our current Chief Financial Officer, effective August 1, 2015. The employment agreement provides that the amount of Mr. Pritchett’s base salary will be determined annually by our Board, but will not be less than $400,000 per annum. Additionally, Mr. Pritchett will receive a target annual bonus under the Company’s Annual Incentive Plan of no less than 75% of his base salary if the Company meets its annual targets, with a maximum bonus eligibility not to exceed 200% of his bonus target. Mr. Pritchett will also be eligible to receive long-term incentive awards with a targeted grant date value of 125% of his base salary, subject to adjustment by the Compensation Committee in its sole discretion.

In connection with the commencement of Mr. Pritchett’s employment with the Company, Mr. Pritchett received a signing grant of stock options (50% of the grant) and restricted stock (50% of the grant), with an aggregate target grant date value of $1,200,000, vesting ratably over a five-year period. Mr. Pritchett also received reimbursement of relocation expenses, up to $62,500, to cover his move from New York to Chicago.

Pursuant to his employment agreement, Mr. Pritchett’s employment may be terminated, with or without cause, by the Company. If we terminate Mr. Pritchett’s employment for cause (as described below) or on account of death or disability, or if Mr. Pritchett terminates his employment for any reason other than good reason (as described below), Mr. Pritchett is entitled to no further compensation or benefits other than those earned through the date of termination. If we terminate Mr. Pritchett’s employment for any reason other than for cause, death or disability, or if Mr. Pritchett terminates his employment for good reason, we will provide the following severance benefits:

•	any outstanding accrued obligations;

•	continued payment of his base salary at the rate then in effect for 12 months following termination,

•	his target annual bonus for the fiscal year in which the date of termination occurs, plus his prorated annual bonus based on actual performance for the year in which the date of termination occurs,

•
immediate vesting of all outstanding equity-based awards which would otherwise have vested based solely on the passage of time if his employment had continued for a period of 24 months following the termination, and immediate vesting of any unvested portion of the signing equity grant,

•
immediate vesting of a portion of all outstanding equity-based awards which would otherwise have vested based on performance (which shall not exceed 100% of such award) as if he had remained employed until the last day of the performance period, prorated based on the number of full calendar months elapsed during the performance period through the date of termination plus an additional 24 months, and

•
if the qualifying termination occurs within 90 days before or 24 months after a change in control, immediate vesting of all outstanding equity-based awards (including immediate vesting at the target level of performance for equity-based awards).

Mr. Pritchett would also receive immediate vesting of all equity awards if a successor entity fails to assume or replace his outstanding equity awards with economically equivalent awards upon a change in control of the Company.

“Cause” is defined in Mr. Pritchett's employment agreement as the occurrence of any of the following:

•	theft, dishonesty, or falsification of employment or Company records by Mr. Pritchett;

•	the determination by the Chief Executive Officer or the Board that Mr. Pritchett has committed a felony or any act involving moral turpitude;

•
the determination by the Chief Executive Officer or the Board that Mr. Pritchett has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

•	Mr. Pritchett’s continuing material breach of his employment agreement following his receipt of written notice of the breach and a reasonable opportunity to cure it.

“Good reason” is defined in Mr. Pritchett’s employment agreement as the occurrence of any of the following:

•
a material reduction of Mr. Pritchett’s duties or authority under, or assignment of duties that are materially inconsistent with, the terms of his employment agreement, or the Company’s failure to appoint or reelect Mr. Pritchett to his positions under his employment agreement;

•	a relocation of Mr. Pritchett’s office to more than 100 miles from the Company’s current office without his consent; or

•	the Company’s breach of his employment agreement that continues for more than 30 days after the Company’s receipt of notice thereof.

Mr. Pritchett’s employment agreement expired on July 31, 2016, and renews automatically beginning on such date for successive one-year periods unless either party delivers a notice of non-renewal. The agreement contains customary non-competition and non-solicitation provisions lasting for two years following the termination of Mr. Pritchett’s employment.

Employment Agreement with Ronald C. Provenzano

We entered into an employment agreement with Ronald C. Provenzano, our General Counsel, effective August 23, 2012. Under the employment agreement, Mr. Provenzano received a base salary of $250,000 per annum for 2012, and will receive a base salary of $300,000 per annum starting in 2013. The employment agreement also provides that Mr. Provenzano will be eligible for an annual performance bonus, with an annual target bonus amount equal to not less than 50% of his base salary. The Company also agreed to grant Mr. Provenzano an equity grant upon signing equal in value to $750,000, consisting of 50% in common stock options, which vest ratably over a five-year period, and 50% in restricted shares of common stock, which vest ratably over a five-year period. These awards are subject to the Company’s standard terms and conditions for stock option and restricted stock grants.

Mr. Provenzano’s employment may be terminated, with or without cause, by the Company. If the Company terminates Mr. Provenzano’s employment for cause (as described below) or on account of death or disability, or if Mr. Provenzano terminates his own employment for any reason other than for good reason (as described below), Mr. Provenzano is generally entitled to no further compensation or benefits other than those earned through the date of termination. If we terminate Mr. Provenzano’s employment for any reason other than for cause, death or disability, or if Mr. Provenzano terminates his own employment for good reason, we will pay any oustanding accrued obligations and continue to pay his base salary for 12 months following termination. Mr. Provenzano is also entitled to immediate vesting of all equity awards granted on or about August 23, 2012 for a period of 24 months after his termination as if Mr. Provenzano had remained an employee of the Company.

“Cause” is defined in Mr. Provenzano’s employment agreement as the occurrence of any of the following:

•	theft, dishonesty, or falsification of employment or Company records by Mr. Provenzano;

•	the Company’s determination that Mr. Provenzano has committed a felony or any act involving moral turpitude;

•	the Company’s determination that Mr. Provenzano has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

•	Mr. Provenzano’s material breach of his employment agreement following his receipt of written notice of the breach and a reasonable opportunity to cure it.

“Good Reason” is defined in Mr. Provenzano’s employment agreement as the occurrence of any of the following:

•
a material reduction in Mr. Provenzano’s duties or responsibilities below, or assignment of duties that are materially inconsistent with, the duties and authority set forth in his employment agreement;

•	a relocation of Mr. Provenzano’s office to more than 100 miles from the Company’s current office without his consent; or

•	the Company’s breach of his employment agreement that continues for more than 30 days after the Company’s receipt of notice thereof.

Mr. Provenzano’s employment agreement was further amended, effective April 6, 2015, to provide that, on and after such date, all outstanding equity awards would become immediately vested if Mr. Provenzano experiences a qualifying termination of employment in connection with a change of control of the Company. In addition, Mr. Provenzano would receive immediate vesting of all equity awards if a successor entity fails to assume or replace his outstanding equity awards with economically equivalent awards upon a change in control of the Company.

Employment Agreement with Robert L. Burkart

We entered into an employment agreement with Robert L. Burkart, our Chief Information Officer, effective February 1, 2017. Under the employment agreement, Mr. Burkart will receive a base salary of $250,000 per annum. The employment agreement also provides that Mr. Burkart will be eligible for an annual performance bonus, with an annual target bonus amount equal to not less than 50% of his base salary, and annual equity awards with a targeted grant date value of $125,000, on substantially the same basis as long-term incentive awards granted to other senior executives.

Mr. Burkart’s employment may be terminated, with or without cause, by the Company. If the Company terminates Mr. Burkart’s employment for cause (as described below) or on account of death or disability, or if Mr. Burkart terminates his own employment for any reason other than for good reason (as described below), Mr. Burkart is generally entitled to no further compensation or benefits other than those earned through the date of termination. If we terminate Mr. Burkart’s employment for any reason other than for cause, death or disability, or if Mr. Burkart terminates his own employment for good reason, we will pay any outstanding accrued obligations, continue to pay his base salary for six months following termination and, if the qualifying termination occurs within 90 days before or 24 months after a change in control, Mr. Burkart will receive immediate vesting of all outstanding equity-

based awards (including immediate vesting at the target level of performance for equity-based awards), and any outstanding accrued obligations. Mr. Burkart would also receive immediate vesting of all equity awards if a successor entity fails to assume or replace his outstanding equity awards with economically equivalent awards upon a change in control of the Company.

“Cause” is defined in Mr. Burkart’s employment agreement as the occurrence of any of the following:

•	theft, dishonesty, or falsification of employment or Company records by Mr. Burkart;

•	the Company’s determination that Mr. Burkart has committed a felony or any act involving moral turpitude;

•	the Company’s determination that Mr. Burkart has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

•	Mr. Burkart’s material breach of his employment agreement following his receipt of written notice of the breach and a reasonable opportunity to cure it.

“Good Reason” is defined in Mr. Burkart’s employment agreement as the occurrence of any of the following:

•	a material reduction in Mr. Burkart’s duties or responsibilities below, or assignment of duties that are materially inconsistent with, the duties and authority set forth in his employment agreement;

•	a relocation of Mr. Burkart’s office to more than 100 miles from the Company’s current office without his consent; or

•	the Company’s breach of his employment agreement that continues for more than 30 days after the Company’s receipt of notice thereof.

Mr. Burkart’s employment agreement expires on February 1, 2018, and will renew automatically beginning on such date for successive one-year periods unless either party delivers a notice of non-renewal. The agreement contains customary non-competition and non-solicitation provisions lasting for two years following the termination of Mr. Burkart’s employment.

POTENTIAL PAYMENTS UPON TERMINATION AND/OR CHANGE IN CONTROL

Assuming the employment of our named executive officers were to be terminated without cause or for good reason, each as of December 31, 2016, the following individuals would be entitled to payments in the amounts set forth opposite to their name in the below table:

Named Executive Officer	Cash Severance
Eric D. Belcher	$91,875 per month for 24 months
Jeffrey P. Pritchett	$58,333 per month for 12 months
Ronald C. Provenzano	$28,333 per month for 12 months
Robert L. Burkart*	Not applicable
* Mr. Burkart’s employment agreement with the Company, pursuant to which he would be entitled to certain severance benefits upon a termination of employment, was not in effect on December 31, 2016.

We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or by the executive without good reason. No severance or benefits are provided for any of the executive officers in the event of death or disability. A change in control does not affect the amount or timing of these cash severance payments.

Assuming the employment of our named executive officers were to be terminated without cause or for good reason, or that our named executive officers experienced a qualified termination in connection with a change in control, each as of December 31, 2016, the following individuals would be entitled to accelerated vesting of their outstanding stock options and restricted stock awards described in the table below:

Named Executive Officer	Value of Equity Awards: Termination Without Cause or for Good Reason(1)	Value of Equity Awards: In Connection With a Change in Control(1)
Eric D. Belcher
Additional vesting of all qualified equity awards that would have otherwise occurred if employed during 24 months after termination: 139,541 restricted stock awards with a value of $1,374,479 and 357,301(2) options with a value of $757,771. All other awards which would have become immediately vested had already vested as of December 31, 2016.

Immediate vesting of all qualified unvested options and restricted stock awards: 203,416 restricted stock awards with a value of $2,003,647 and 898,918 options with a value of $2,024,344. All other awards which would have become immediately vested had already vested as of December 31, 2016.

Jeffrey P. Pritchett
Additional vesting of all qualified equity awards that would have otherwise occurred if employed during 24 months after termination, and immediate vesting of any unvested portion of the signing equity grant: 54,793 restricted stock awards with a value of $539,711 and 109,543 options with a value of $215,317.
Immediate vesting of all qualified unvested options and restricted stock awards: 93,586 restricted stock awards with a value of $921,822 and 219,087 options with a value of $430,635.
Ronald C. Provenzano
Additional vesting of qualified equity from September 2012 equity grants that would have otherwise occurred if employed during 24 months after termination: 6,199 restricted stock awards with a value of $61,060 and 12,669 options with a value of $0.
Immediate vesting of all qualified unvested options and restricted stock awards: 66,290 restricted stock awards with a value of $652,956 and149,403 options with a value of $288,413.
Robert L. Burkart	Not applicable.	Not applicable.

(1)
Option award values are based on the aggregate difference between the respective exercise prices and the closing sale price of our common stock on December 31, 2016. Stock award values are based on the closing sale price of our common stock on December 31, 2016. Our closing stock price on December 30, 2016, the last trading day of the 2016 fiscal year, was $9.85 per share.

(2)
Includes awards with market and service conditions. Termination provision deems service condition satisfied. Stock vested in case of termination for awards with performance conditions is determined based on a ratio per the grant agreement for each tranche in which the target price was attained as of December 31, 2016.

In connection with a termination without cause or a termination for good reason, no payments are due unless the executive executes a general release and waiver of claims against us. During the executive’s employment and for a specified period following a termination for any reason, the executive generally is subject to certain restrictive covenants, including non-competition and non-solicitation of customers and employees of the Company.

COMPENSATION AND RISK

Effects of our Compensation Programs on Risk.  All significant transactions are reviewed, and must be approved, by our senior corporate management. Therefore, even though associates in our sales offices may have performance targets that will be affected by growth or short term profitability of their divisions, they are not in a position to cause us to undertake transactions that might expose us to risks that are material to us as a company without the concurrence of our senior corporate management.

Our senior executives and other members of our senior corporate management may participate in bonus programs that are based upon achievement of performance targets that may benefit from our growth or short term profits. However, the incentives for our senior executives and other members of our senior corporate management team are balanced between short term and long term Company results, do not result in additional financial exposure to the Company, and are consistent with established industry practice. Accordingly, we do not believe that our incentive bonus programs create material incentives for our senior executives, or any other of our associates, to expose us to significant risk.

The Compensation Committee reviewed our compensation programs and policies for features that may give rise to risks that have a material adverse effect on the Company, and found that the compensation programs operate with strong governance features and do not encourage unnecessary or excessive risk taking.

2016 DIRECTOR COMPENSATION

Summary of Director Compensation

For 2016, non-employee directors earned $100,000 in equity (awarded in restricted shares) and $50,000 in cash compensation, the Chairman of the Board received an additional $50,000 in equity (awarded in restricted shares), and the Audit Committee Chairman received an additional $20,000 in cash compensation. The stock awards granted to the Board during 2016 will vest on June 6, 2017. In addition, our directors were reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees. Under our 2006 Plan, directors are eligible to receive stock option and other equity grants at the discretion of the Compensation Committee or other administrator of the 2006 Plan. Pursuant to the amended and restated 2006 Plan, as approved by our Compensation Committee on April 12, 2016 and by our stockholders on June 6, 2016, the maximum number of shares subject to awards under the 2006 Plan that may be granted in any calendar year to any one participant who is a non-employee director, when taken together with any cash fees paid to non-employee director with respect to his or her service as a non-employee director in such calendar year, will not exceed $400,000 in total value (calculating the value of any such awards based on the fair market value at the time of grant for financial reporting purposes).

Directors who are employees of the Company receive no additional compensation for serving on the Board or its Committees. The following table summarizes compensation that our non-employee directors earned during 2016 for services as members of our Board, which was paid in the form of restricted stock awards and cash:

Name	Stock Awards ($)(1)	Cash Awards	Total ($)
Charles K. Bobrinskoy	$100,000	$70,000	$170,000
David Fisher	100,000	50,000	150,000
J. Patrick Gallagher, Jr.	100,000	50,000	150,000
Jack M. Greenberg	150,000	50,000	200,000
Julie M. Howard	100,000	50,000	150,000
Linda S. Wolf	100,000	50,000	150,000

(1)	Represents grant date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718.

The aggregate option and stock awards outstanding for each person in the table set forth above as of December 31, 2016 are as follows:

	Option Awards				Stock Awards
Name	Vested	Unvested	Exercise Price	Expiration Date	Vested	Unvested
Charles K. Bobrinskoy	50,000	—	$11.86	9/2/2018	81,508	11,834
	13,441	—	$2.36	2/25/2019	—	—
	13,021	—	$6.86	6/19/2019	—	—
	11,160	—	$8.66	7/1/2021	—	—
David Fisher	1,499	—	$8.41	11/17/2021	46,704	11,834
J. Patrick Gallagher, Jr.	5,082	—	$7.40	8/16/2021	48,493	11,834
Jack M. Greenberg	13,441	—	$2.36	2/25/2019	81,508	17,751
	13,021	—	$6.86	6/19/2019	—	—
	11,160	—	$8.66	7/1/2021	—	—
Julie M. Howard	—	—	$—	—	42,294	11,834
Linda S. Wolf	13,441	—	$2.36	2/25/2019	81,508	11,834
	13,021	—	$6.86	6/19/2019	—	—
	11,160	—	$8.66	7/1/2021	—	—

Director Stock Ownership Guidelines.  On February 5, 2013, the Compensation Committee and Board approved stock ownership guidelines for directors of the Company. Under the guidelines, non-employee directors are expected to hold common stock with a value equal to two times total annual director compensation. Directors are required to meet these guidelines within five years of becoming a member of the Board. Shares that count toward satisfaction of the stock ownership guidelines include:

•	shares owned outright by the director or his or her immediate family members residing in the same household;

•	shares held in trust for the benefit of the director or his or her immediate family members;

•	shares acquired upon stock option exercise;

•	shares purchased in the open market;

•	restricted stock granted under our equity incentive plan; and

•	shares subject to stock options that are fully vested, after deducting shares that would be required to be sold or surrendered to cover the applicable exercise price.

As of December 31, 2016, all of our non-employee directors met and exceeded the stock ownership guidelines.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934 (the “Exchange Act”) that might incorporate future filings, including this proxy statement, in whole or in part, the following Report of the Compensation Committee and the Audit Committee Report shall not be deemed to be “Soliciting Material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

By the Compensation Committee
of the Board of Directors,

J. Patrick Gallagher, Jr. (Chairman)
Charles K. Bobrinskoy
David Fisher
Jack M. Greenberg
Julie M. Howard
Linda S. Wolf

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of four non-employee directors, Charles K. Bobrinskoy, David Fisher, Julie M. Howard and Linda S. Wolf, each of whom the Board of Directors has determined to be an independent director as defined in the rules of NASDAQ. The Audit Committee is a standing committee of the Board of Directors and operates under a written charter adopted by the Board of Directors. The Board approved charter is available at www.inwk.com on the “Investor” page under the link “Corporate Governance.” Among its other functions, the Audit Committee has the authority and responsibility to retain and terminate the engagement of the Company’s independent registered public accounting firm (the “independent auditors”).

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During 2016, at each of its meetings, the Audit Committee met with the senior members of the Company’s financial management team and the independent auditors. The Audit Committee’s agenda is established by the Audit Committee’s chairman and senior members of the Company’s financial management team. The Audit Committee met in private sessions with the Company’s independent auditors at certain of its meetings, and also separately with the Company’s head of internal audit, without management representation, to discuss financial management, accounting and internal control issues. The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee
of the Board of Directors,

Charles K. Bobrinskoy (Chairman)
David Fisher
Julie M. Howard
Linda S. Wolf

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL REGISTERED
PUBLIC ACCOUNTING FIRM

For the fiscal years ended December 31, 2016 and 2015, Ernst & Young LLP, our independent registered public accounting firm, billed the approximate fees set forth below:

Fees	Fiscal Year Ended December 31, 2016	Fiscal Year Ended December 31, 2015
Audit Fees(1)	$1,845,971	$1,770,160
Audit-Related Fees(2)	4,100	33,980
Tax Fees	35,000	—
All Other Fees	—	—
Total	$1,885,071	$1,804,140

(1)
Audit fees include fees billed for professional services rendered for the integrated audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, and other related services that are normally provided in connection with statutory and regulatory filings.

(2)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations and due diligence in connection with mergers and acquisitions, attest services related to financial reporting that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit services for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be approved during quarterly Audit Committee meetings.

All services provided by Ernst & Young LLP during the fiscal year ended December 31, 2016 were approved by the Audit Committee.

OTHER INFORMATION

Stockholder Proposals for the 2018 Annual Meeting

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2018 annual meeting of stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8) and received by the Secretary of the Company on or before December 22, 2017. Stockholder proposals to be presented at the 2018 annual meeting of stockholders which are not to be included in the Company’s proxy materials must be received by the Company no earlier than March 3, 2018 and no later than April 2, 2018, in accordance with the procedures in the Company’s Bylaws.

Expenses of Solicitation

The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. The Company pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies.

We have delivered only one notice to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice and, if applicable, proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. Stockholders should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit their request to our transfer agent in writing addressed to: American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219. In addition, stockholders who currently receive multiple copies of the notice at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a request to our transfer agent in writing at the address above.

Upon request by any stockholder entitled to vote at the annual meeting, we will promptly furnish without charge a separate copy of our proxy statement or annual report to you upon written or oral request to: Investor Relations, InnerWorkings, Inc., 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654, or by telephone at 1-312-642-3700.

*INNERWORKINGS, INC.*
*ATTN: WILL ATKINS*
*600 WEST CHICAGO,SUITE 850*
*CHICAGO, IL 60654*

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

Nominees

| | For | Against | Abstain |
|---|---|---|---|
| 1A Jack M Greenberg | ☐ | ☐ | ☐ |
| 1B Eric D Belcher | ☐ | ☐ | ☐ |
| 1C Charles K Bobrinskoy | ☐ | ☐ | ☐ |
| 1D David Fisher | ☐ | ☐ | ☐ |
| 1E J Patrick Gallagher Jr | ☐ | ☐ | ☐ |
| 1F Julie M Howard | ☐ | ☐ | ☐ |
| 1G Linda S Wolf | ☐ | ☐ | ☐ |

The Board of Directors recommends you vote FOR the following proposal:

| | For | Against | Abstain |
|---|---|---|---|
| 2. Approve, on an advisory, non-binding basis, the compensation of the Company's named executive officers. | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

| | 1 year | 2 years | 3 years | Abstain |
|---|---|---|---|---|
| 3. Approve, on an advisory, non-binding basis, the frequency of the advisory vote on executive compensation. | ☐ | ☐ | ☐ | ☐ |

The Board of Directors recommends you vote FOR the following proposal:

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

0000330109_1 R1.0.1.15

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

**INNERWORKINGS, INC.**
**Annual Meeting of Shareholders**
**June 1, 2017 at 11:00 AM Central Time**
**This proxy is solicited by the Board of Directors**

The shareholder(s) hereby appoint(s) Jack M. Greenberg and Ronald C. Provenzano, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of INNERWORKINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 11:00 AM, Central Time, on June 1, 2017, at the Company's Headquarters, 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**

0000330109_2 R1.0.1.15

APPENDIX A - RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES
The information presented in the proxy statement under the caption “Compensation Discussion and Analysis-Executive Summary” regarding Non-GAAP Adjusted EBITDA and Non-GAAP Diluted Earnings Per Share does not conform to accounting principles generally accepted in the United States (“GAAP”) and should not be construed as an alternative to the reported financial results of the Company determined in accordance with GAAP. We believe these measures provide useful information to investors because they provide information about the estimated financial performance of the Company’s ongoing business. These measures are used by management in its financial and operational decision-making and evaluation of overall operating performance. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, please see the reconciliations of Non-GAAP Adjusted EBITDA and Non-GAAP Diluted Earnings Per Share in the tables below.

Reconciliation of Non-GAAP Adjusted EBITDA and Non-GAAP Diluted Earnings Per Share
(Unaudited)

(in thousands)	Year ended December 31,
	2016	2015
Net income (loss)	$4,370	$(33,063)
Income tax expense	10,955	12,292
Interest income	(86)	(69)
Interest expense	4,171	4,612
Other, net	153	3,135
Depreciation and amortization	17,916	17,472
Stock-based compensation expense	5,572	5,873
Change in fair value of contingent consideration	10,417	(270)
Goodwill impairment charge	—	37,539
Intangible asset impairment charges	70	202
Restructuring and other charges	5,615	1,053
Restatement-related professional fees	—	—
Secured asset reserve(1)	—	2,023
Adjusted EBITDA	$59,153	$50,799

(in thousands, except per share amounts)	Year Ended December 31,
	2016	2015
Net income (loss)	$4,370	$(33,062)
Change in fair value of contingent consideration, net of tax	10,417	(282)
Goodwill impairment charge	—	37,539
Intangible asset impairment charges, net of tax	56	153
Restructuring and other charges, net of tax	4,873	873
Venezuela remeasurement charges	—	1,521
Secured asset reserve, net of tax(1)	—	1,239
Restatement-related professional fees, net of tax	—	—
Realignment-related income tax charges	1,179	4,685
Numerator for adjusted diluted earnings per share	$20,895	$12,665
Weighted average shares outstanding, diluted	54,460	53,515
Adjusted diluted earnings per share	$0.38	$0.24

(1) The Company accrued a reserve of $2.0 million in 2015 on inventory in which it holds a security interest. The inventory was procured for a former transactional client.